Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

TAC ACQUISITION CORP.,

COMMERCIAL METALS COMPANY,

TAHOE MERGER SUB INC.

and

CASTLE HARLAN INC.

(solely in its capacity as the Securityholder Representative)

December 3, 2021

4.14	Real Property	40
4.15	Labor and Employment Matters	41
4.16	Employee Benefits	43
4.17	Taxes	45
4.18	Brokers	47
4.19	Environmental Matters	47
4.20	Related Party Transactions	48
4.21	Certain Business Practices	48
4.22	Material Customers and Material Suppliers	49
4.23	No Further Representations or Warranties	49

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		50

5.01	Authority; Enforceability	50
5.02	Non-Contravention; Consents	50
5.03	Organization	51
5.04	Board Approvals	51
5.05	Litigation	51
5.06	Solvency	51
5.07	Investigation	52
5.08	Availability of Funds	52
5.09	Pending Transactions	52
5.10	Brokers	53
5.11	Purpose	53
5.12	Securities Matters	53
5.13	Disclaimer Regarding Projections	53
5.14	No Further Representations or Warranties	54

ARTICLE VI COVENANTS		54

6.01	Conduct of the Business	54
6.02	Access to Books and Records	58
6.03	Confidentiality	59
6.04	Regulatory Filings	59
6.05	Conditions	61
6.06	Availability of Funds	61
6.07	Financing Cooperation	61
6.08	R&W Insurance Policy	62
6.09	Solicitation	63
6.10	Repayment of Specified Indebtedness	63
6.11	Certain Post-Signing Actions	63
6.12	Requisite Stockholder Approval	63
6.13	Related Party Transactions	63

ARTICLE VII ADDITIONAL COVENANTS		63

7.01	Post-Closing Access to Information	63
7.02	Director and Officer Indemnification and Insurance	64
7.03	Employee Matters	66
7.04	Tax Matters	69
7.05	280G	71
7.06	Further Assurances	71
7.07	Provision Respecting Legal Representation	71

ARTICLE VIII CONDITIONS TO CLOSING		73

8.01	Conditions to Parent’s and Merger Sub’s Obligations	73
8.02	Conditions to the Company’s Obligations	73
8.03	Mutual Conditions to Closing	74
8.04	Waiver of Conditions	74

ARTICLE IX TERMINATION		74

9.01	Termination	74
9.02	Notice of Termination	76
9.03	Effect of Termination	76

ARTICLE X MISCELLANEOUS		76

10.01	Non-Survival of Representations and Warranties	76
10.02	Press Releases and Communications	78
10.03	Expenses	79
10.04	Notices	79
10.05	Assignment	80
10.06	Severability	80
10.07	Interpretation	80
10.08	Construction; Disclosure Schedules; Exhibits	81
10.09	Amendment and Waiver	82
10.10	Complete Agreement	82
10.11	Third-Party Beneficiaries	82
10.12	CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY	83
10.13	Waiver of Trial by Jury	83
10.14	Parent Deliveries	84
10.15	Electronic Delivery	84
10.16	Counterparts	84
10.17	Governing Law	84
10.18	Obligations of Merger Sub	84
10.19	Specific Performance	84
10.20	Appointment of the Securityholder Representative	85
10.21	Non-Recourse; Release	87

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Certificate of Merger
Exhibit C	Form of Letter of Transmittal
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Surviving Corporation Certificate of Incorporation
Exhibit F	Form of Surviving Corporation Bylaws

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2021, is made by and among TAC Acquisition Corp., a Delaware corporation (the “Company”), Commercial Metals Company, a Delaware corporation (“Parent”), Tahoe Merger Sub Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and Castle Harlan Inc., a Delaware corporation, solely in its capacity as the Securityholder Representative (the “Securityholder Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in ARTICLE I below.

WHEREAS, the board of directors (or equivalent governing bodies) of each of Parent, Merger Sub and the Company have each (a) determined that the Merger is fair to, advisable and in the best interests of their respective equityholders and (b) approved and adopted this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

WHEREAS, within twenty-four (24) hours following the execution of this Agreement, the Company will deliver to Parent the Requisite Stockholder Approval; and

WHEREAS, the parties to this Agreement desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounting Principles” has the meaning set forth on Exhibit A.

“Affiliate” means, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate In-the-Money Option Exercise Price” means the sum of the aggregate exercise price for each In-the-Money Option.

“Aggregate Merger Consideration” means an amount in cash equal to the sum of (a) the Closing Residual Cash Consideration, plus (b) the aggregate amount of any Post-Closing Payments.

“Ancillary Agreements” means the agreements, documents, instruments and certificates contemplated by this Agreement to be executed in connection with the consummation of the transactions contemplated by this Agreement.

“Authorization” means any authorization, approval, consent, certificate, license, registration, permit or franchise of or from any Governmental Authority or pursuant to any Law.

“Base Consideration” means $550,000,000.

“Benchmark Time” means 11:59 p.m. Eastern time on the day immediately prior to the Closing.

“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banking and savings and loan institutions are authorized or required to be closed in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Cash” means as of the time of determination, the aggregate amount of all cash of any kind (including bank account balances, petty cash, commercial paper, treasury bills and short term investments), cash equivalents, security or similar deposits or cash collateral and marketable securities of the Company and its Subsidiaries, including any accrued interest of any of the foregoing, in each case, determined in accordance with the Accounting Principles; provided, that, with respect to the account of the Company and its Subsidiaries, as of any time of determination, Cash will be increased by the aggregate amount of checks, other wire transfers and drafts deposited or available for deposit or received that have not yet cleared (including those in transit).

“Castle Harlan Funds” means funds advised or managed by Castle Harlan Partners V GP, Inc. and their respective Affiliates.

“Closing Residual Cash Consideration” means an amount equal to (a) the Estimated Merger Consideration, minus (b) the Escrow Amount, minus (c) the Securityholder Representative Reserve Fund Amount.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock Per Share Merger Consideration” means an amount equal to (1) (a) the sum of (i) the Closing Residual Cash Consideration, plus (ii) the Aggregate In-the-Money Option Exercise Price divided by (b) the number of Fully-Diluted Common Shares, minus (2) (a) the Preferred Stock Per Share Merger Consideration multiplied by (b) the Fully-Diluted Preferred Shares.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Authority; Enforceability), Section 4.03 (Capitalization), Section 4.04(a) (Organization; Subsidiaries) and Section 4.18 (Brokers).

“COVID-19” means SARS-CoV-2 or COVID-19, and any future resurgence, variants, evolutions or mutations thereof.

“COVID-19 Measures” means any commercially reasonable actions that the Company or any of its Subsidiaries reasonably determines are necessary or prudent for the Company or any of its Subsidiaries to take, or omit to be taken, in connection with (a) events surrounding any pandemic or public health emergency caused by COVID-19, (b) mitigating the adverse effects of such events, pandemic or public health emergency on the business of the Company and its Subsidiaries, including in response to third-party supply or service disruptions caused by COVID-19 and (c) protecting the health and safety of customers, employees and other business relationships to ensure compliance with any Law, guidelines, measures, directives, recommendations or restrictions imposed by the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Authorities or quasi-governmental authorities, or any applicable industry group, in each case, in respect of COVID-19.

“Disclosure Schedules” means the disclosure schedules dated as of the date of this Agreement and delivered by the Company to Parent in connection with the execution of this Agreement.

“Employee Option Consideration” means the aggregate amount of In-the-Money Option Payments to be made to current or former employees of the Company in accordance with Section 2.03.

“Employee Optionholder” means any Optionholder that is a current or former employee of the Company.

“Environmental Law” means any Law relating to pollution, the protection of the environment or, as it pertains to exposure to Hazardous Substances, public or worker health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means the escrow account established with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means Citibank, N.A., or its successor, in its capacity as such pursuant to the Escrow Agreement.

“Escrow Amount” means an amount in cash equal to the amount set forth on Schedule 1.01(a).

“Fraud” means intentional common law fraud under Delaware law by a party in the making of a representation or warranty expressly stated in ARTICLE IV or ARTICLE V of this Agreement, any Ancillary Agreement, or certificate delivered pursuant hereto or thereto. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness.

“Fully-Diluted Common Shares” means, as of immediately prior to the Effective Time, the sum of (a) shares of Common Stock issued and outstanding (other than the Cancelled Shares), plus (b) shares of Common Stock issuable upon exercise of In-the-Money Options.

“Fully-Diluted Preferred Shares” means, as of immediately prior to the Effective Time, the shares of Preferred Stock issued and outstanding (other than the Cancelled Shares).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, as applied by the Company and its Subsidiaries; provided that, for financial information that is of or for the period ended prior to the date of this Agreement, including the Audited Financial Statements and the Most Recent Financial Statement, GAAP shall be as in effect on the relevant date of such financial information.

“Governmental Authority” means any nation, supranation or government, any foreign or domestic supranational, national, federal, state, provincial, county, regional, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising governmental, executive, legislative, judicial, regulatory, administrative or taxing functions, including any court or arbitrator (public or private).

“Hazardous Substance” means any substance, material or waste that is controlled, regulated or governed by any applicable Environmental Law as hazardous, toxic, or words of similar import, or for which liability or standards of conduct may be imposed under Environmental Law, including petroleum, asbestos, toxic mold, polychlorinated biphenyls, and per- or polyfluoroalkyl substances.

“Holders” means the Stockholders and the Optionholders.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“In-the-Money Option Payment” means, with respect to each In-the-Money Option, an amount equal to (a) (i) the Common Stock Per Share Merger Consideration, less (ii) the per share exercise price of such In-the-Money Option multiplied by (b) the number of shares of Common Stock for which such In-the-Money Option would be exercisable as of the Effective Time.

“Income Tax Liability Amount” means an amount (which shall not be less than zero in the aggregate or for any Tax or in any jurisdiction or for any standalone taxpaying entity) equal to the aggregate unpaid Income Taxes of the Company and its Subsidiaries (whether or not yet due and payable) attributable to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), which notwithstanding anything to the contrary herein shall be determined as of the end of the Closing Date, by ignoring any Tax payments made after the Benchmark Time, and which in the case of any Straddle Period shall be determined in accordance with the conventions set forth in Section 7.04(c). In the determination of the Income Tax Liability Amount, (a) Income Tax deductions in respect of Tax Deductions shall be taken into account to the fullest extent permitted by Law but solely to the extent properly deductible in any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) at at least a “more likely than not” or higher level of comfort under applicable Income Tax Law and having the effect of reducing (but not below zero) a particular accrued Income Tax liability to which such Income Tax deductions are relevant in the Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), (b) subject to the following clause (d) and (e) below, any deferred Tax liabilities and deferred Tax assets (within the meaning of GAAP) shall be excluded, (c) without duplication of any Tax Deductions described in clause (a) any refunds of Income Taxes, Income Tax credits, prepayments, net operating losses, carryforwards or carrybacks in respect of the Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), if any, shall be taken into account solely to the extent properly deductible (taking into account any limitations on the use thereof) in any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) at at least a “more likely than not” or higher level of comfort under applicable Income Tax Law and having the effect of reducing (but not below zero) a particular accrued Income Tax liability to which such Income Tax deductions are relevant in the Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), (d) any prepaid or advanced amounts received or accrued on or prior to the Closing Date, deferred revenue received or accrued on or prior to the Closing Date, any Income Taxes of the Company Group for any Tax period resulting from the application of Section 965 of the Code (and any analogous or similar applicable state or local Income Tax Law), or any adjustment under Section 481 of the Code (or any analogous provision of state, local, or foreign Income Tax law) in respect of any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period), in each case, that would not otherwise be included in taxable income on or prior to the Closing Date, shall be included in taxable income for the Pre-Closing Tax Period, and (e) any Income Taxes arising from the Lux-Irish Restructuring.

“Income Tax Return” means all Tax Returns filed or required to be filed with any Tax Authority with respect to Income Taxes.

“Income Taxes” means any federal, state, local or foreign Tax based on or measured or determined by reference to (in whole or in part) gross or net income, gross or net profits or receipts (however denominated including any franchise Tax or Tax on doing business imposed in lieu thereof and any withholding taxes imposed in respect thereof).

“Indebtedness” means, without duplication with respect to the Company and its Subsidiaries: (a) the unpaid principal amount of and accrued interest in respect of indebtedness for borrowed money (including any prepayment premiums, fees and other expenses and costs payable as a result of the consummation of the transactions contemplated by this Agreement), (b) other indebtedness obligations that are evidenced by a note, bond, draft, debenture or similar debt instrument (excluding performance guarantees and similar bonds), (c) all obligations as lessee under leases that have been recorded as capital leases in accordance with GAAP, (d) letters of credit solely to the extent drawn, (e) indebtedness secured by a Lien on the assets of the Company and its Subsidiaries, (f) declared but unpaid distributions or dividends unless among the Company and its Subsidiaries, (g) the Income Tax Liability Amount, (h) amounts owed pursuant to any interest rate swap, forward contract or other hedging arrangement (assuming such arrangements were terminated as of immediately prior to the Closing), (i) any amounts payable to the Castle Harlan Funds or any of their Affiliates under any management agreement or other similar agreement, (j) any deferred purchase price obligations, holdback, earnout payments or other contingent or fixed payment obligations or other obligations for the deferred price of any property or services, but excluding, to the extent not earned and payable at or prior to the Closing, the tax sharing arrangement pursuant to the agreement set forth on Schedule 1.01(b), or (k) any guaranty of obligations set forth in the foregoing clauses (a) through (j); provided, however, that, in no event will Indebtedness include: (i) any indebtedness (for the avoidance of doubt excluding any Taxes) incurred by the Company or any of its Subsidiaries, on the one hand, that is owed to the Company or any of its other Subsidiaries, on the other hand, (ii) any undrawn letters of credit, surety or performance bonds, bankers acceptances or similar obligations, (iii) obligations under operating leases that have been recorded as a right-of-use liability in accordance with FASB Accounting Standards Codification Topic 842, (iv) any amount that is deducted from the Merger Consideration as a Transaction Expense, (v) any amount that is included as a current liability in the determination of Net Working Capital or (vi) any purchase commitments. Indebtedness shall not include any fees or expenses of, or expenses initiated at the request of, Parent, Merger Sub, the Surviving Corporation or any of their Affiliates, whether related to their respective financing activities, the Transactions or otherwise.

“Intellectual Property” means all intellectual property or proprietary rights, including all: (a) patents and patent applications, and all related divisionals, continuations, continuations-in-part, reissues, extensions, substitutions, and reexaminations (“Patents”); (b) trade secrets and other confidential know-how, information, ideas, inventions, proprietary processes, formulae, models, inventions (whether patentable or unpatentable), source code, techniques, methods, algorithms, specifications, and methodologies (“Trade Secrets”); (c) trademarks, service marks, trade names, brand names, logos, trade dress, Internet domain names, and all registrations and applications for registration of the foregoing, together with the goodwill symbolized by any of the foregoing (“Trademarks”); (d) copyrights and copyrightable subject matter (whether registered or unregistered) and all registrations and applications for registration of such copyrights (“Copyrights”); and (e) rights in software, data, data bases, and collections of data.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries, licensed or leased to the Company or any of its Subsidiaries pursuant to written agreement (excluding any public networks), or otherwise used or relied on by or for the Company or its Subsidiaries.

“Knowledge of Parent” means the actual knowledge of the following individuals: Paul Lawrence and Carlos Toste.

“Knowledge of the Company” means the actual knowledge of the following individuals following due inquiry of direct reports: Mike Lawrence, Thierry Amat, Luc Mechelaere, Scott Edgecombe and Kord Wissmann.

“Law” means any statute, act, law, ordinance, regulation, rule, code, Order or other requirement or rule of law (including common law) promulgated by a Governmental Authority.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to the Real Property Leases.

“Lien” means restrictions on transfer (including right of refusal, offer or pre-emption) of title or voting, liens, security interests, pledges, hypothecations, licenses, mortgages, deeds of trust, claims, charges or encumbrances.

“Losses” shall mean all losses, damages, costs, expenses, obligations, settlement payments, awards, judgments, dues, fines, penalties, damages, assessments and liabilities actually suffered or incurred and paid (including reasonable attorneys’ fees).

“Lux-Irish Restructuring” has the meaning set forth on Schedule 1.01(c).

“Made Available” means, with respect to a particular document, that such document was or is made available for viewing by Parent and its advisors and representatives in the “Project Tahoe” electronic data room maintained by IntraLinks at least two (2) Business Days prior to the date hereof.

“Material Adverse Effect” means any event, change, development, occurrence, fact, condition or effect that has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no event, change, development, occurrence, fact, condition or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute or contribute to, or be taken into account in determining whether there has been a Material Adverse Effect: (a) any national, international, foreign, domestic or regional economic, financial, social or political conditions (including changes therein), including (i) hostilities, acts of war, protests, riots, unrest, sabotage, terrorism, cyberterrorism or cybercrime or military actions or any escalation or worsening of any of the same, (ii) changes in any financial, debt, credit, capital or banking markets or conditions, and (iii) changes in interest, currency or exchange rates or tariffs or any trade wars, (b) any act of God, hurricane, flood, tornado, fire, explosion, weather event, earthquake, landslide, other natural disaster, any contagious disease, epidemic or pandemic (including COVID-19) or other outbreak of illness or public health event (whether human or animal) and any other force majeure events, (c) changes in legal or regulatory conditions, including changes or proposed changes in Law (or standards, interpretations or enforcement thereof and including guidelines and directives of industry groups), whether or not related to COVID-19 or other public health emergency, (d) changes in GAAP or other accounting practices, policies or requirements, or standards, interpretations or enforcement thereof, in each case, after the date hereof, (e) general changes in the industries in which the Company and its Subsidiaries operate for materials or services, (f) the failure of the Company and its Subsidiaries to meet any internal or published projections, estimates or forecasts of revenues, goals, earnings or other measures of financial or operating performance for any period (provided that the cause or basis for the Company or its Subsidiaries failing to meet such internal or published projections, estimates or forecasts may be considered in determining the existence of a Material Adverse Effect unless such cause or basis is otherwise excluded by this definition), (g) any effect resulting from the pendency, public announcement or consummation of the Transactions, or compliance with the terms of this Agreement, including any breach by Parent or Merger Sub of any of its obligations under this Agreement or the identity of Parent, Merger Sub or their respective Affiliates (provided that this exception shall not apply to any representation or warranty that addresses the consequences of the announcement of the execution or consummation of this Agreement or the pendency of the transactions contemplated hereby), (h) any communication or disclosure by Parent, Merger Sub or any of their respective Affiliates of their plans or intentions with respect to the Company or its Subsidiaries, (i) the effect of any event or action taken or omission to act by the Company, its Subsidiaries or their respective Affiliates with the prior written consent (or at the express written request) of Parent or Merger Sub, (j) the initiation of a Proceeding by any Person with respect to this Agreement or any of the Transactions, or (k) the effect of any COVID-19 Measure; provided, however, that, to the extent the Company or any of its Subsidiaries is materially and disproportionately affected by any change or event in respect of the exclusions provided for in clauses (a), (b), (c), (d) and (e) relative to other participants in the industries in which the Company or any of its Subsidiaries operates, then the incremental effect (and only the incremental effect) of such event shall be taken into account in determining whether a Material Adverse Effect has occurred.

“Merger Consideration” means an amount equal to (a) Base Consideration, plus (b) Cash as of the Benchmark Time, minus (c) Indebtedness as of the Benchmark Time, minus (d) Transaction Expenses, minus (e) the absolute value of the amount, if any, by which the Net Working Capital as of the Benchmark Time is less than the Target Net Working Capital, plus (f) the absolute value of the amount, if any, by which the Net Working Capital as of the Benchmark Time is greater than the Target Net Working Capital.

“Net Working Capital” is defined in and shall be calculated in accordance with the procedures, methodologies and formula set forth on Exhibit A.

“Non-Disclosure Agreement” means the Non-Disclosure Agreement, dated as of August 23, 2021, by and between Parent and the Company.

“Non-Employee Optionholder” means any Optionholder that is not an Employee Optionholder.

“Option” means each outstanding option to purchase shares of Common Stock, granted under the TAC Acquisition Corp. 2019 Stock Option Plan, as amended from time to time.

“Optionholder” means a holder of one or more Options.

“Order” means any order, writ, judgment, injunction, ruling, decree, stipulation, determination or award entered, adopted or imposed by or with any Governmental Authority.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the ordinary course of business the principal subject matter of which is not Tax but which contains customary Tax indemnification provisions.

“Organizational Documents” means any memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents.

“Owned IP” means the Intellectual Property owned by the Company or any of its Subsidiaries.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Authority; Enforceability), Section 5.03 (Organization), Section 5.06 (Solvency) and Section 5.10 (Brokers).

“Parent Material Adverse Effect” means any event, change, development, occurrence, fact, condition or effect that (a) has a material adverse effect on the ability of Parent or Merger Sub to consummate the Transactions or timely fulfill their obligations hereunder or (b) would be reasonably likely to materially delay the consummation of the Transactions.

“Parent Related Parties” means Parent, Merger Sub, any Affiliate of Parent or Merger Sub and their respective officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns.

“Payment Fund” means an amount equal to the (a) Estimated Merger Consideration, minus (b) Employee Option Consideration, minus (c) Securityholder Representative Reserve Fund Amount, minus (d) Escrow Amount.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“Permitted Liens” means (a) statutory Liens for Taxes or other governmental charges not yet due and payable or which are being contested in good faith through appropriate proceedings, in each case, for which adequate reserves have been recorded in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising by operation of Law that are not yet due and payable, (c) zoning, permit, license, utility easement or right of way, entitlement, building and other land use or environmental regulations imposed or promulgated by any Governmental Authorities having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company thereon, (d) covenants, conditions, restrictions, easements, declarations, reservations, right-of-way restrictions, encroachments, servitudes, permits, and oil, gas, mineral and any mining reservations, rights, licenses, leases, and other similar charges, instruments, or encumbrances of record affecting title to the Real Property or the underlying fee interest of any Leased Real Property which do not materially impair the use or occupancy of such Real Property in the operation of the business of the Company conducted thereon, (e) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (f) (i) non-exclusive licenses of Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business, and (ii) exclusive licenses of (1) Intellectual Property material to the Company or any of its Subsidiaries (A) granted by the Company or its Subsidiaries to distributors and other parties who resell, use or install the Company’s or its Subsidiaries’ products and systems in the ordinary course of business substantially on the Company’s or its Subsidiaries’ form(s) of agreement that have been Made Available, (B) in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement, or (C) in agreements with employees or independent contractors entered into in the ordinary course of business substantially on the Company’s or its Subsidiaries’ form(s) of agreement that have been Made Available or (2) Intellectual Property not material to the Company or any of its Subsidiaries granted by the Company or its Subsidiaries in the ordinary course of business, (g) public roads and highways or title to any portion of the Real Property lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such Real Property, (h) matters that would be disclosed by an inspection, a title commitment dated as of the date hereof, or current, accurate survey of each parcel of Real Property, (i) Liens arising in connection with sales of receivables in the ordinary course of business, (j) Liens on goods in transit in the ordinary course of business, (k) Liens securing Indebtedness (provided that the same are released and removed of record at or prior to the Closing, except as set forth on Schedule 1.01(d)), (l) statutory or contractual Liens in favor of lessors arising in connection with any Real Property Lease in the ordinary course of business, and (m) Liens set forth on Schedule 1.01(d).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity, or a Governmental Authority or any department, agency or political subdivision thereof.

“Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each other bonus, profit sharing, pension, severance, savings, deferred compensation, fringe benefit, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, stock appreciation, phantom equity or other equity or equity based incentives, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, employment, individual consulting, executive compensation, incentive, commission, retention, change in control, or other benefit or compensation plan, program agreement, policy or arrangement (whether written or unwritten, insured or self-insured), in each case, that is maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries or on behalf of any employee, officer, director, individual consultant, or other individual service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their dependents, spouses, or beneficiaries or under which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

“Post-Closing Payments” means any (a) payments made from time to time following the Closing Date to any Holder pursuant to Section 2.09 or (b) release of all or any portion of the Securityholder Representative Reserve Fund Amount to any Holder pursuant to Section 2.11.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date, including the portion of any Straddle Period ending on and including the Closing Date.

“Preferred Stock Accruing Dividends” means the dividends cumulating monthly beginning July 9, 2014, at the annual compound rate of 9.5% of the Preferred Stock Liquidation Value, payable in arrears until as and when declared by the board of directors of the Company.

“Preferred Stock Liquidation Preference” means, in respect of each share of Preferred Stock, as of the Closing Date, an amount equal to the sum of (a) the Preferred Stock Liquidation Value plus (b) the aggregate Preferred Stock Accruing Dividends on such share of Preferred Stock as of the Closing Date, in each case, to the extent not previously paid in respect of such share of Preferred Stock pursuant to the Organizational Documents of the Company.

“Preferred Stock Liquidation Value” means an amount equal to $970 per share of Preferred Stock.

“Preferred Stock Per Share Merger Consideration” means an amount equal to (i) the Preferred Stock Liquidation Preference divided by (ii) the number of Fully-Diluted Preferred Shares.

“Pro Rata Share” means, for any Holder, the amount (expressed as a percentage) equal to (a) the sum of (i) the number of shares of Common Stock held by such Person, plus (ii) the number of shares of Common Stock issuable with respect to In-the-Money Options held by such Person, divided by (b) the number of Fully-Diluted Common Shares.

“Proceeding” means any action, claim, charge, suit, litigation, arbitration, complaint, assessment, demand, audit, investigation, formal inquiry, administrative enforcement proceeding, legal proceeding or other proceeding (whether at law or in equity, whether civil or criminal) to, by or before any Governmental Authority.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migrating or disposing into the environment.

“Required Approvals” means each Authorization or Order of any Governmental Authority set forth on Schedule 8.03(a).

“Requisite Stockholder Approval” means, as the context requires, the affirmative vote or written consent in favor of the adoption of this Agreement by the holders of at least a majority of the issued and outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Incident” means any (i) breach of security, phishing incident, ransomware or malware attack affecting any IT Assets, or (ii) incident in which Trade Secrets were accessed, disclosed, destroyed, processed, used, or exfiltrated in an unauthorized manner (whether any of the foregoing was possessed or controlled by the Company or its Subsidiaries, or by another Person on behalf of the Company or its Subsidiaries).

“Seller Related Parties” means (a) the Holders, (b) any Affiliate of any of the Holders (other than the Company or any of its Subsidiaries), and (c) each of the officers, directors, employees, partners, members, managers, agents, attorneys, representatives, successors or permitted assigns of any Person referenced in any of the foregoing clauses (a)-(b).

“Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of September 22, 2014, by and among the Company and the Stockholders party thereto.

“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.

“Subsidiary” means, with respect to any Person, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Target Net Working Capital” means $43,250,000.

“Tax” means any and all federal, state, local, foreign, provincial, regional, national, or supranational Taxes on income (gross or net income), gross receipts, profits, capital gains, and all other direct and indirect taxes, levies, duties (including import and export duties), excise, personal property, real property, capital stock, value added, sales, use, occupation, transfer, stamp, franchise, unemployment, disability, social security, alternative minimum, ad valorem, withholding, estimated, goods and services, registration, recording, unclaimed or abandoned property, escheat, imputed underpayment, severance, windfall profits, customs, license, payroll taxes, employment, imposts, assessments, fees, or similar charges of any kind whatsoever in the nature of a tax whether disputed or not (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all penalties, charges, interest, additions to Tax, or additional amounts relating to any of the foregoing or to any late or incorrect Tax Return in respect of any of them.

“Tax Authority” means any Governmental Authority authorized to administer or promulgate any Laws in respect of Taxes, impose any Tax, or assess or collect any Tax.

“Tax Deductions” means, without duplication, the sum of all Income Tax deductions of the Company and its Subsidiaries to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period under applicable Tax Law attributable to (i) the Transaction Expenses (regardless of whether such item remains unpaid as of the Closing), (ii) amounts that would be Transaction Expenses but for the payment thereof prior to the Closing, (iii) compensatory payments made in respect of Options pursuant to this Agreement, (iv) other amounts included in Indebtedness or as a liability in Net Working Capital) and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees” for U.S. federal income tax purposes (to the extent relevant).

“Tax Laws” means any Law relating to any Tax.

“Tax Return” means any return (including any informational return), report, statement, schedule, notice, form, or other document (including any schedules or attachments thereto, and any amendment or supplement thereof) filed or required to be filed with or submitted to any Tax Authority including in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any Law relating to any Tax.

“Tax Sharing Agreement” means any agreement (including any Tax indemnity agreements, Tax allocation agreements, Tax sharing agreements, or other similar agreements or arrangements and any provision of a Contract) pursuant to which the Company or any of its Subsidiaries is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify any Person for Taxes, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets or attributes, or Tax savings.

“Tensar” means Tensar Corporation, a Delaware corporation.

“Transaction Expenses” means, without duplication, each of the following to the extent such amount remains unpaid as of the Closing: (a) all third party fees and expenses incurred by the Company, its Subsidiaries or their respective Affiliates (to the extent incurred on behalf of the Company or its Subsidiaries) at or prior to the Closing solely in connection with the negotiation, documentation and consummation of the Transactions, including all of the fees and expenses of Morgan Stanley & Co. LLC and Skadden, Arps, Slate, Meagher & Flom LLP; (b) all sale, change of control or transaction bonuses or other compensatory payments or benefits payable to employees, officers, directors, independent contractors or consultants of the Company or any of its Subsidiaries triggered by the consummation of the Merger (but not regular performance bonuses or wages) or the entry into or adoption of this Agreement, including pursuant to the TAC Acquisition Corp. 2016 Bonus Unit Plan and the Company stock appreciation award agreements (excluding, for the avoidance of doubt, any retention bonuses set forth in Schedule 7.03(b) and any other retention bonuses entered into by or at Parent’s direction or with Parent’s prior written consent, in each case, not in contravention of the terms of this Agreement and payable to employees of the Company or any of its Subsidiaries that become payable after the Closing), in each case, together with the employer portion of any payroll Taxes payable in connection therewith and in connection with settlement of Options pursuant to this Agreement; and (c) the cost of the “tail” policy contemplated by Section 7.02(c); provided, that Transaction Expenses shall not include any (i) fees or expenses incurred by, or at the request or direction of, Parent, Merger Sub, the Surviving Corporation or any of their Affiliates, whether related to their respective financing activities, the Transactions or otherwise; or (ii) amount deducted from the Merger Consideration as Indebtedness or included as a current liability in the determination of Net Working Capital.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“U.K. Pensions Regulator” means the regulator for work-based pension arrangements in the U.K. established under the U.K. Pensions Act 2004.

“Willful Breach” means (a) an action or failure to act by one of the parties that constitutes a material breach or violation of this Agreement, and was taken or occurred with such party’s actual knowledge or intention that such action or failure to act constituted a material breach or violation of this Agreement, but only if such breach or violation: (i) resulted in, or contributed to, the failure of any of the conditions to Closing set forth in ARTICLE VIII to be satisfied; or (ii) resulted in, or contributed to, the Closing not being consummated at the time the Closing would have occurred pursuant to Section 3.01 or (b) the failure of Parent to deliver the full consideration payable pursuant to ARTICLE III at the time the Closing is required to occur pursuant to Section 3.01.

1.02 Other Definitional Provisions.

(a) Successor Laws. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(b) Currency. All amounts in this Agreement are stated and will be paid in United States dollars.

1.03 Cross Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Acquisition Transaction	6.09
Agreement	Preamble
Alternative Arrangement	7.03(a)
Announcement Press Release	10.02
Anti-Bribery Laws	4.21(a)
Audited Financial Statements	4.05
Burdensome Condition	6.04(c)
Cancelled Shares	2.02(a)(iii)
CBA	4.11(a)(xii)
Certificate	2.04(a)
Certificate of Merger	2.01(b)
Charges	10.20(d)
Closing	3.01
Closing Date	3.01
Common Stock	4.03(a)
Company	Preamble
Company 401(k) Plan	7.03(f)
Consultation Period	2.09(d)
Continuation Period	7.03(a)
Continuing Employees	7.03(a)
Current Insurance	7.02(c)
D&O Expenses	7.02(b)
D&O Indemnifiable Claim	7.02(b)
D&O Indemnifying Party	7.02(b)
D&O Indemnitee	7.02(a)
D&O Tail Insurance	7.02(c)
Data Security Requirements	4.13(e)
Designated Contacts	6.02
DGCL	2.01(a)
Disputed Items	2.09(d)
Disqualified Individual	7.05
Dissenting Shares	2.10

DOJ	6.04
Effective Time	2.01(b)
Electronic Delivery	10.15
Environmental Authorizations	4.19(a)
Escrow Agreement	3.02(c)
Estimated Closing Statement	2.08
Estimated Merger Consideration	2.08
Ex-Im Laws	4.21(b)
Final Closing Statement	2.09(e)
Final Merger Consideration	2.09(e)
Final Overage	2.09(f)
Final Underage	2.09(g)
Financing	6.07(a)
FTC	6.04
Governmental Approvals	6.04
Healthcare Reform Laws	4.16(h)
Holder Income or Indirect Taxes	7.04(b)
Improvements	4.14(d)
Insured Persons	7.02(c)
Intermediary Transaction Tax Shelter	7.04(f)
In-the-Money Option	2.03
Labor Organization	4.15(a)
Letter of Transmittal	2.04(a)
Majority-In-Interest	10.20(f)
Material Contracts	4.11(a)
Material Customers	4.22
Material Suppliers	4.22
Merger	2.01(a)
Merger Sub	Preamble
Most Recent Financial Statements	4.05
New Plans	7.03(g)
Non-Party Affiliates	10.21
Non-U.S. Plan	4.16(g)
Original Outside Date	9.01(d)
Outside Date	9.01(d)
Outside Date Extension	9.01(d)
Owned Real Property	4.14(a)
Parcel	4.14(a)
Parent	Preamble
Parent 401(k) Plan	7.03(f)
Parent’s Representatives	6.02
Payoff Letters	3.03(b)(ii)
Post-Closing Statement	2.09(a)
Preferred Stock	4.03(a)
Preliminary Cash	2.09(a)
Preliminary Indebtedness	2.09(a)

Preliminary Merger Consideration	2.09(a)
Preliminary Net Working Capital	2.09(a)
Preliminary Transaction Expenses	2.09(a)
Purchaser Arrangements	7.05
Real Property Laws	4.14(e)
Real Property Lease	4.14(b)
Real Property Leases	4.14(b)
Reference Date	4.07
Registered IP	4.13(a)
Review Period	2.09(c)
Sanctioned Person	4.21(b)
Sanctions	4.21(b)
Section 280G Payments	7.05
Securityholder Representative	Preamble
Securityholder Representative Reserve Fund Amount	2.11
Settlement Accountant	2.09(d)
Skadden	3.01
Specified Indebtedness	3.03(b)(ii)
Statement of Objections	2.09(c)
Stockholder	2.04(a)
Stockholder Group	7.07
Subrogation Waiver	6.08
Surviving Corporation	2.01(a)
Transfer Taxes	7.04(b)
Unavailable Benefit	7.03(a)
Waived Benefits	7.05
WARN Act	4.15(b)

ARTICLE II

THE MERGER

2.01 The Merger.

(a) Subject to the terms and conditions hereof, at the Effective Time, Merger Sub shall merge with and into the Company (the “Merger”) in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). As a result of the Merger, the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its existence under the laws of the State of Delaware, and the separate existence of Merger Sub shall cease.

(b) Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company and Merger Sub shall cause a certificate of merger substantially in the form of Exhibit B attached hereto to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the requirements of Section 251 of the DGCL (the “Certificate of Merger”) and take all other such actions as may be required by the DGCL and applicable Laws to make the Merger effective as promptly as practicable. The Merger shall become effective at such time as the Certificate of Merger is duly filed with, and such filing is accepted by, the Secretary of State of the State of Delaware or at such later date and time as Parent and the Company may agree and specify in the Certificate of Merger (such date and time the Merger becomes effective is referred to herein as the “Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

2.02 Conversion of Shares of Common Stock, Preferred Stock and Capital Stock of Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any party:

(i) each share of Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive the Preferred Stock Per Share Merger Consideration;

(ii) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) shall be converted into the right to receive (A) the Common Stock Per Share Merger Consideration, plus (B) any Post-Closing Payments made in respect of one (1) share of Common Stock;

(iii) each share of Common Stock and Preferred Stock held in treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment shall be made or consideration delivered with respect thereto (collectively, the “Cancelled Shares”); and

(iv) each share of common stock, par value $0.01 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.03 Treatment of Options. Each outstanding vested Option with a per share exercise price less than the Common Stock Per Share Merger Consideration (each such Option, as applicable, an “In-the-Money Option”) at the Effective Time shall be cancelled as of the Effective Time (without any action on the part of the holder or beneficiary thereof, and without any future liability to Parent (other than as specifically set forth in Section 2.09 and Section 3.02)), the Company or any other Person after the Effective Time), in consideration for the right to receive (a) the In-the-Money Option Payment, plus (b) any Post-Closing Payments made in respect of such In-the-Money Option. Options other than In-the-Money Options shall, as of immediately prior to the Effective Time, to the extent not exercised by the holder thereof prior to the Effective Time in accordance with the terms thereof, automatically be extinguished and cancelled without the right to receive any consideration (with no payment being made hereunder with respect thereto), and the holder of such Option shall have no further rights in respect thereof. Immediately upon the Effective Time, each Option shall no longer represent the right to purchase shares of Common Stock but, in lieu thereof, shall only represent the right to receive payments of cash to the extent provided in Section 3.02 of this Agreement. Prior to the Effective Time, the Company shall take all actions as are necessary to effectuate the treatment of the Options pursuant to this Section 2.03.

2.04 Exchange Mechanics.

(a) The Securityholder Representative shall act as paying agent in effecting the exchange of cash for certificates and/or agreements which represented shares of Common Stock or Preferred Stock (each, a “Certificate”). As soon as practicable following the execution and delivery of this Agreement, the Company shall prepare and mail, or cause the Securityholder Representative to prepare and mail, a letter of transmittal substantially in the form of Exhibit C attached hereto (a “Letter of Transmittal”) to each (i) holder of shares of Common Stock and Preferred Stock (other than any holder of Cancelled Shares) (each, a “Stockholder”) and (ii) Non-Employee Optionholder.

(b) On or promptly following the Closing Date, the Securityholder Representative shall pay (from the funds deposited with the Securityholder Representative pursuant to Section 3.02(a)) each Stockholder and Non-Employee Optionholder who has (i) duly executed and completed a Letter of Transmittal and (ii) surrendered his, her or its Certificate(s) (if applicable), the amount of cash to which he, she or it is entitled under Section 2.02 and Section 2.03, as applicable. Surrendered Certificates shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate shall represent from and after the Effective Time solely the right to receive the applicable portion of Aggregate Merger Consideration pursuant to Section 2.02 and Section 2.03, as applicable. The amount of payable to each Stockholder and Non-Employee Optionholder in accordance with this Agreement shall be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder and Non-Employee Optionholder in the Letter of Transmittal. Each such Stockholder and Non-Employee Optionholder that makes the deliveries to the Securityholder Representative required by this Agreement at least two (2) Business Days prior to the Closing Date will be paid his, her or its applicable portion of the Closing Residual Cash Consideration on the Closing Date. Each such Stockholder and Non-Employee Optionholder that makes the deliveries to the Securityholder Representative required by this Agreement thereafter will be paid his, her or its applicable portion of the Closing Residual Cash Consideration as soon as possible after delivery thereof is made (but in any event no later than two (2) Business Days after the date such delivery thereof is made).

(c) Notwithstanding the foregoing, if any Certificate shall have been lost, stolen or destroyed, then, upon the execution and delivery, along with a Letter of Transmittal, of a customary affidavit of such fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Securityholder Representative will issue, in exchange for such Certificate, the applicable portion of Aggregate Merger Consideration to be paid in respect of the shares of Common Stock or Preferred Stock represented by such Certificate, as contemplated by this Section 2.04; provided that in no event shall any such Person be required to post a bond, collateral or other instrument or provide any indemnity in respect thereof. After the Closing Date, there will be no transfers on the share transfer books of the Surviving Corporation of shares of Common Stock or Preferred Stock that were outstanding immediately prior to the Closing Date. With respect to each Stockholder and Non-Employee Optionholder who shall not have delivered a Certificate (if applicable) and duly executed Letter of Transmittal to the Securityholder Representative, on or prior to the Closing Date, then, promptly (but in no event later than three (3) Business Days) following such Stockholder’s or Non-Employee Optionholder’s delivery to the Securityholder Representative of such required documents, Parent shall pay, or cause the Surviving Corporation to pay, all amounts that would previously have been payable with respect to such shares of Common Stock, Preferred Stock or Options held by a Non-Employee Optionholder pursuant to this Agreement had such Certificate and Letter of Transmittal been delivered on or prior to the Closing Date. No interest will be paid or will accrue on the applicable portion of Aggregate Merger Consideration payable upon surrender of any Certificate. All cash paid upon the surrender of Certificates (or an affidavit of lost, stolen or destroyed certificate in lieu thereof) in accordance with the terms of this Section 2.04 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock or Preferred Stock previously represented by such Certificates. At the Effective Time, by virtue of the Merger and without any further action on the part of the Stockholders, Parent, the Company or Merger Sub, the shares of Common Stock and Preferred Stock shall be cancelled and extinguished, and each Certificate shall represent only the right to receive the applicable cash consideration provided herein. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate(s) representing shares of Common Stock or Preferred Stock, including Dissenting Shares. None of the Securityholder Representative, Parent, Merger Sub or the Company will be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.05 Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit E, will be amended at the Effective Time to change the corporate name set forth therein to “CMC Tensar Holdings Inc.” and, as so amended, will be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with applicable Law.

2.06 Bylaws. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit F, will be amended at the Effective Time to change the corporate name set forth therein to “CMC Tensar Holdings Inc.” and, as so amended, will be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with applicable Law.

2.07 Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law, as the case may be, the (a) directors of Merger Sub at the Effective Time will be the directors of the Surviving Corporation and (b) officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

2.08 Estimated Merger Consideration.

(a) No later than five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to Parent a written statement (the “Estimated Closing Statement”) setting forth the Company’s (i) good faith estimate of (A) Cash as of the Benchmark Time, (B) Indebtedness as of the Benchmark Time, (C) Net Working Capital as of the Benchmark Time, and (D) Transaction Expenses, together with wire transfer instructions and invoices for the Payoff Letters, and (ii) resulting calculation of the Merger Consideration (such amount, the “Estimated Merger Consideration”) based upon the books and records of the Company, together with reasonable supporting detail and back-up for such calculations, and Common Stock Per Share Merger Consideration and Preferred Stock Per Share Merger Consideration. The Estimated Closing Statement shall be accompanied by a certificate of the Company’s Chief Financial Officer certifying that the Estimated Closing Statement has been prepared in accordance with this Agreement, including the Accounting Principles, as applicable.

(b) Parent and its representatives shall have a reasonable opportunity to review and to discuss with the Company and its representatives the Estimated Closing Statement and the Company and its representatives shall reasonably assist Parent and its representatives in their review of the Estimated Closing Statement. Parent and its representatives shall be provided with reasonable access to the books and records, appropriate staff members and such other information regarding the Company and its Subsidiaries, in each case, that are reasonably related to the calculations of Cash, Indebtedness, Net Working Capital and Transaction Expenses and as Parent or its representative may reasonable request upon reasonable notice and during normal business hours to enable Parent to evaluate the Estimated Closing Statement.

(c) The Company shall consider in good faith any comments or objections to any amounts set forth on the Estimated Closing Statement notified to it by Parent prior to the Closing and if, prior to the Closing, the Company and Parent agree to make any modification to the Estimated Closing Statement, then the Estimated Closing Statement as so modified shall be deemed to be the Estimated Closing Statement for purposes of calculating the Estimated Merger Consideration. If the Company and Parent fail to agree upon the amounts set forth in the Estimated Closing Statement at least one (1) Business Day prior to the Closing Date, then, subject to the satisfaction or waiver (if permissible) of the conditions set forth in ARTICLE VIII at the Closing, the Closing shall proceed at such time and on such date as otherwise contemplated by Section 3.01 and the Estimated Merger Consideration set forth in the Estimated Closing Statement delivered by the Company pursuant to Section 2.08(a) shall be paid by Parent at the Closing.

2.09 Post-Closing Adjustment.

(a) As promptly as possible, but in any event within ninety (90) days after the Closing Date, Parent shall deliver to the Securityholder Representative a written statement (the “Post-Closing Statement”) setting forth Parent’s (i) good faith calculation of (A) Cash as of the Benchmark Time (“Preliminary Cash”), (B) Indebtedness as of the Benchmark Time (“Preliminary Indebtedness”), (C) Net Working Capital as of the Benchmark Time (together with the components thereof, “Preliminary Net Working Capital”), and (D) Transaction Expenses (“Preliminary Transaction Expenses”) and (ii) resulting calculation of the Merger Consideration (such amount, the “Preliminary Merger Consideration”), together with reasonable supporting detail and back-up for such calculations. The Post-Closing Statement shall be accompanied by a certificate of Parent’s Chief Financial Officer certifying that the Post-Closing Statement has been prepared in accordance with this Agreement, including the Accounting Principles, as applicable. Parent may not amend, supplement or otherwise modify the Post-Closing Statement at any time following delivery of such statement to the Securityholder Representative in accordance with this Section 2.09(a).

(b) The parties hereto acknowledge that the Estimated Closing Statement delivered by the Company to Parent pursuant to Section 2.08 will be prepared and delivered prior to the Closing Date and, therefore, the amounts set forth therein will be estimates and may be different than the actual amount of such items as of the Benchmark Time. Accordingly, Section 2.09 sets forth the process by which the amounts set forth in the Estimated Closing Statement may be adjusted solely to ensure that any such amount set forth in the Estimated Closing Statement reflects an adjustment only between the estimate thereof and the actual amount thereof. Accordingly, none of the Securityholder Representative, Parent or any Settlement Accountant shall give effect to or consider any event or circumstance occurring after the Benchmark Time (subject to the definition of Income Tax Liability Amount), and each component of the Estimated Closing Statement shall be finally and solely determined consistent with the applicable definitions of such terms set forth herein and calculated in accordance with the Accounting Principles, as applicable (i.e., no accounting methods, policies, principles, practices, procedures, classifications, judgments or estimation methodologies inconsistent with the Accounting Principles may be used by Parent (or if applicable, the Settlement Accountant) in calculating or determining any such terms as the sole purpose of the adjustment contemplated by Section 2.09 is to measure the difference, if any, between the estimate of an amount of an item set forth in the Estimated Closing Statement and the actual amount of such item as of the Benchmark Time).

(c) Upon receipt of the Post-Closing Statement, the Securityholder Representative shall have forty-five (45) days (the “Review Period”) to review such Post-Closing Statement and related computations of Preliminary Cash, Preliminary Indebtedness, Preliminary Net Working Capital, Preliminary Transaction Expenses, and the Preliminary Merger Consideration. Following the Closing through the date that the Final Closing Statement becomes final, binding and non-appealable in accordance with Section 2.09(e), the Securityholder Representative, its Affiliates, its and their respective representatives and any accountants, advisors or other representatives retained by the Securityholder Representative shall be permitted to access and review the books, records and work papers of the Surviving Corporation and Parent that are reasonably related to the calculations of Cash, Indebtedness, Net Working Capital and Transaction Expenses, and Parent shall, and shall cause its Affiliates (including the Surviving Corporation and its Subsidiaries) and its and their respective representatives, accountants, advisors and other representatives to, reasonably cooperate with and assist the Securityholder Representative, its Affiliates, its and their representatives and any accountants, advisors and other representatives retained by the Securityholder Representative in connection with such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent requested, in each case, upon reasonable notice and during normal business hours; provided, that in the event that Parent, the Surviving Corporation or their respective Affiliates fail to provide such cooperation, assistance or access, the Review Period shall be extended by one (1) day for each day Parent, the Surviving Corporation or their respective Affiliates fail to provide such cooperation, assistance or access. Parent agrees that, following the Closing through the date that the Final Closing Statement becomes final, binding and non-appealable in accordance with Section 2.09(e), it will not take, or permit to be taken, any actions with respect to any accounting books, records, policies or procedures on which the Audited Financial Statements or the Post-Closing Statement are based, or upon which the Final Closing Statement is to be based, that would impede or delay the determination of the amount of Cash, Indebtedness, Net Working Capital, Transaction Expenses or the preparation of any Statement of Objections or the Final Closing Statement in the manner and utilizing the methods provided by this Agreement, including the Accounting Principles. If the Securityholder Representative has accepted the Post-Closing Statement in writing or has not given written notice to Parent setting forth any objection of the Securityholder Representative to such Post-Closing Statement setting forth the reasons for any difference in calculation of the Post-Closing Statement and disputed components thereof in reasonable detail (such notice, the “Statement of Objections”) prior to the expiration of the Review Period, then such Post-Closing Statement shall be final, binding and non-appealable upon the parties, and shall be deemed the Final Closing Statement for purposes of Section 2.09(e). The Statement of Objections shall be based only on (x) mathematical or clerical errors or (y) if the calculations of the amounts in the Post-Closing Statement were not determined in accordance with the Accounting Principles. The Statement of Objections shall specify what the Securityholder Representative reasonably believes is the correct amount for each such disputed item. Any component of the calculation set forth in the Post-Closing Statement that is not the subject of a timely delivered Statement of Objections by the Securityholder Representative shall be deemed the Final Closing Statement for purposes of Section 2.09(e).

(d) In the event that the Securityholder Representative delivers a Statement of Objections to Parent prior to the expiration of the Review Period, the Securityholder Representative and Parent shall negotiate in good faith to resolve any such objection on Cash, Indebtedness, Net Working Capital or Transaction Expenses, as the case may be, within thirty (30) days following the receipt by Parent of the Statement of Objections (the “Consultation Period”), and all offers of compromise, unless otherwise agreed by Parent and the Securityholder Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rules). If the Securityholder Representative and Parent reach an agreement in writing as to any such objections within the Consultation Period, the amounts so agreed upon shall be final, binding and non-appealable upon the parties and such agreement shall be deemed to be included in the Final Closing Statement for purposes of Section 2.09(e). If the Securityholder Representative and Parent are unable to reach an agreement in writing as to any such objections within the Consultation Period, then either the Securityholder Representative or Parent may submit such matter to KPMG US LLP, or if KPMG US LLP is unable or unwilling to serve in such capacity, BDO USA, LLP (the “Settlement Accountant”) (provided, that if the Securityholder Representative and Parent cannot agree on an accountant within ten (10) Business Days after the expiration of the Consultation Period, then the American Arbitration Association shall appoint the Settlement Accountant, who shall be deemed acceptable to the Securityholder Representative and Parent), for resolution of those items on the Statement of Objections that remain in dispute (the “Disputed Items”). If requested by the Settlement Accountant, each of the Securityholder Representative and Parent agrees that it will enter into a customary engagement letter with the Settlement Accountant and provide customary indemnities in favor of the Settlement Accountant. The Settlement Accountant shall act as an expert and not as an arbitrator, and shall only consider the Disputed Items. If any Disputed Item is referred to the Settlement Accountant, the Securityholder Representative, on the one hand, and Parent, on the other hand, shall prepare separate written reports of each such Disputed Item and deliver such reports to the Settlement Accountant, and each other within twenty (20) Business Days after the date the Settlement Accountant is retained. Thereafter, each of the Securityholder Representative and Parent shall have fifteen (15) Business Days to deliver to the Settlement Accountant, and each other one written rebuttal thereto (if applicable). The Settlement Accountant may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by either Parent or the Securityholder Representative in the Post-Closing Statement and Statement of Objections, respectively, or less than the smallest value for such Disputed Item claimed by either Parent or the Securityholder Representative in the Post-Closing Statement and Statement of Objections, respectively. The Securityholder Representative and Parent shall use their respective commercially reasonable efforts to cause the Settlement Accountant to resolve all disagreements as soon as practicable and in any event within thirty (30) days after the later of the submission of the (i) written reports and (ii) written rebuttals, if any. The Settlement Accountant’s review and determination shall be (A) limited only to the reports, rebuttals and materials concerning the Disputed Items prepared and submitted to the Settlement Accountant by the Securityholder Representative and Parent (i.e., not on the basis of an independent review), (B) based solely on such reports, rebuttals and materials submitted by the Securityholder Representative and Parent and the basis for the Securityholder Representative’s and Parent’s respective positions and (C) in accordance with the terms and procedures set forth in this Agreement, including the Accounting Principles and the definitions of Cash, Indebtedness, Net Working Capital and Transaction Expenses contained herein. During the review by the Settlement Accountant, each of the Securityholder Representative and Parent shall, and shall cause their respective Subsidiaries (including, in the case of Parent, the Company and its Subsidiaries) and their respective accountants, advisors and other representatives to, each make available to the Settlement Accountant interviews with such personnel, and such information, books, records and work papers as may be reasonably requested by the Settlement Accountant to fulfill its obligations under this Section 2.09(d); provided that the accountants of the Securityholder Representative or Parent shall not be obliged to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after such Settlement Accountant has signed a customary agreement relating to such access to work papers. A copy of all materials submitted to the Settlement Accountant shall be promptly provided by the Securityholder Representative or Parent, as applicable, to the other party in the dispute; provided that the accountants of the Securityholder Representative or Parent, as applicable, shall not be obliged to make any work papers available to the other party except in accordance with such accountants’ normal disclosure procedures and then only after such other party has signed a customary agreement relating to such access to work papers. Neither the Securityholder Representative nor Parent may disclose to the Settlement Accountant, and the Settlement Accountant may not consider for any purpose, any settlement discussions or settlement offer(s) made by or on behalf of either the Securityholder Representative or Parent unless otherwise agreed by the Securityholder Representative and Parent. None of the Securityholder Representative, Parent or any of their respective Affiliates shall have any ex parte communications or meetings with the Settlement Accountant regarding the subject matter hereof without the other party’s prior written consent. The Settlement Accountant shall have exclusive jurisdiction over, and resort to the Settlement Accountant as provided in this Section 2.09(d) shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the calculation of, and any adjustments to, the Merger Consideration; provided that upon the determination of the Settlement Accountant, such determination may be entered and enforced in any court of competent jurisdiction in accordance with Section 10.12. The final determination with respect to all Disputed Items shall be set forth in a written statement by the Settlement Accountant delivered to the Securityholder Representative and Parent and, absent Fraud, mathematical error promptly corrected by the Settlement Accountant or manifest error, the resolution of the dispute by the Settlement Accountant shall be final, binding and non-appealable on the parties. The costs and expenses of the Settlement Accountant shall be borne by the Securityholder Representative (solely from the Securityholder Representative Reserve Fund Amount) and Parent in proportion to the difference between the Settlement Accountant’s determination of the Merger Consideration and the determination of the Merger Consideration claimed by the Securityholder Representative and Parent. For example, if Parent claims that the Merger Consideration is, in the aggregate, $1,000 greater than the amount determined by the Securityholder Representative and if the Settlement Accountant ultimately resolves the dispute by awarding to Parent an aggregate of $300 of the $1,000 contested, then the costs and expenses of the Settlement Accountant will be allocated thirty percent (30%) to the Securityholder Representative and seventy percent (70%) to Parent.

(e) The “Final Closing Statement” shall mean the (i) Estimated Closing Statement in the event that Parent does not deliver the Post-Closing Statement within the time period required by Section 2.09(a) (provided, that if Parent does not deliver the Post-Closing Statement within the time period required by Section 2.09(a), the Securityholder Representative may prepare the Post-Closing Statement within thirty (30) days following the expiration of the time period set forth in Section 2.09(a) and such Post-Closing Statement shall mean the Final Closing Statement, unless first delivered by Parent), (ii) Post-Closing Statement in the event that the Securityholder Representative has accepted the Post-Closing Statement in writing or does not deliver a Statement of Objections prior to the expiration of the Review Period, (iii) Post-Closing Statement as agreed to in writing by the Securityholder Representative and Parent in accordance with Section 2.09(d), or (iv) Post-Closing Statement as determined by the Settlement Accountant in accordance with Section 2.09(d). The (A) Cash set forth on such Final Closing Statement shall be deemed the final Cash, (B) Indebtedness set forth on such Final Closing Statement shall be deemed the final Indebtedness, (C) Net Working Capital set forth on such Final Closing Statement shall be deemed the final Net Working Capital, (D) Transaction Expenses set forth on such Final Closing Statement shall be deemed the final Transaction Expenses and (E) Merger Consideration set forth on such Final Closing Statement shall be deemed the final Merger Consideration (the “Final Merger Consideration”).

(f) If the Final Merger Consideration is greater than the Estimated Merger Consideration (such excess, the “Final Overage”), then, within five (5) Business Days of the determination of the Final Overage and the Final Closing Statement, (i) Parent shall pay to the Securityholder Representative (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with their Pro Rata Shares) an amount equal to the Final Overage (less any portion of such Final Overage to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)); provided, however, notwithstanding anything contained herein to the contrary, Parent shall not be liable for any amounts in excess of the Escrow Amount, and (ii) Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the entire Escrow Amount from the Escrow Account (less any portion of such Escrow Amount to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Securityholder Representative (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with their Pro Rata Shares).

(g) If the Estimated Merger Consideration is greater than the Final Merger Consideration (such excess, the “Final Underage”), then, within five (5) Business Days of the determination of the Final Underage and the Final Closing Statement, the Securityholder Representative and Parent shall jointly instruct the Escrow Agent to pay to Parent from the Escrow Account, the amount of the Final Underage; provided, however, notwithstanding anything contained herein to the contrary, the Securityholder Representative (on behalf of the Holders) shall not be liable for any amounts in excess of the Escrow Amount. If the Escrow Amount is greater than the amount of the Final Underage, then Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the remaining amount in the Escrow Account (less any portion of such remaining amount in the Escrow Account to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Securityholder Representative (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with their Pro Rata Shares).

(h) If the Estimated Merger Consideration is equal to the Final Merger Consideration, then, within five (5) Business Days of the determination of the Final Closing Statement, Parent and the Securityholder Representative shall jointly instruct the Escrow Agent to release the entire Escrow Amount from the Escrow Account (less any portion of such Escrow Amount to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) to the Securityholder Representative (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with their Pro Rata Shares).

(i) Parent shall cause the Surviving Corporation to pay or cause to be paid, the amount paid to the Surviving Corporation pursuant to Section 2.09(f), Section 2.09(g) or Section 2.11, as applicable, to each Employee Optionholder, in accordance with such Employee Optionholder’s Pro Rata Share, less any required withholding Taxes, through the Surviving Corporation’s payroll system on the first normal payroll date of the Surviving Corporation that occurs after the Surviving Corporation’s receipt of such amount pursuant to Section 2.09(f), Section 2.09(g) or Section 2.11, as applicable (or the next normal payroll date to the extent payment on such date is not practicable), in accordance with the Surviving Corporation’s customary payroll practices.

(j) All payments made pursuant to Section 2.09(f) and Section 2.09(g) will be deemed to be adjustments for Tax purposes to the Merger Consideration.

2.10 Appraisal Rights. Notwithstanding any other provision of this Agreement to the contrary, any share of Common Stock that is outstanding immediately prior to the Effective Time and that is held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing (and is otherwise entitled, by contract or Law, to vote thereon) or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has validly and properly exercised appraisal rights under Section 262 of the DGCL as of the Effective Time in order to preserve such rights, shall not be converted into or represent the right to receive the Common Stock Per Share Merger Consideration, or any portion thereof. Such share of Common Stock shall represent only the right to receive payment from the Surviving Corporation with respect thereto, as provided in Section 262 of the DGCL, unless and until the holder of any such share of Common Stock shall have failed to perfect or shall have effectively withdrawn or otherwise lost his, her or its right to appraisal of such share of Common Stock and payment under the DGCL, in which case such share of Common Stock shall thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate and delivery of a duly executed Letter of Transmittal in accordance with Section 2.04, the Common Stock Per Share Merger Consideration, without any interest thereon, in accordance with this Agreement. From and after the Effective Time, no Stockholder who has demanded appraisal rights shall be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares of Common Stock. Shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares.” The Company shall give Parent (a) prompt (and in any event, within one (1) Business Day after receiving) notice and a copy of any demands, withdrawals or attempted withdrawals received by the Company for appraisal of any share of Common Stock pursuant to the DGCL and (b) prior to the Effective Time, Parent shall have the right to control any negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, such demands.

2.11 Securityholder Representative Reserve Fund Amount. An amount in cash equal to $1,000,000 (the “Securityholder Representative Reserve Fund Amount”) shall be withheld from the Estimated Merger Consideration at the Closing and shall be paid by Parent to the Securityholder Representative pursuant to payment instructions delivered by the Securityholder Representative to Parent. The Securityholder Representative Reserve Fund Amount shall be retained by the Securityholder Representative and shall be used by the Securityholder Representative solely to satisfy any costs or expenses of the Securityholder Representative in connection with its acting as the Securityholder Representative pursuant to this Agreement. The Securityholder Representative Reserve Fund Amount shall be retained by the Securityholder Representative until such time as the Securityholder Representative shall determine in its sole discretion. Subject to the previous sentence, at the time determined by the Securityholder Representative, the Securityholder Representative shall pay the remaining balance of the Securityholder Representative Reserve Fund Amount (less any portion of such remaining balance of the Securityholder Representative Reserve Fund Amount to be paid to Employee Optionholders, which amount shall be paid to the Surviving Corporation for further distribution to the Employee Optionholders in accordance with Section 2.09(i)) (for further distribution to the Stockholders and Non-Employee Optionholders in accordance with their Pro Rata Shares), by wire transfer of immediately available funds. For Tax purposes, the Securityholder Representative Reserve Fund Amount shall be treated as having been received and voluntarily set aside by the Holders at the time of the Closing. The parties agree that the Securityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Securityholder Representative Reserve Fund Amount. If any Tax reporting is required with respect to the ultimate distribution of any balance of the Securityholder Representative Reserve Fund Amount, then the Securityholder Representative shall provide to Parent, upon written request, information regarding the amounts distributed to each Stockholder and Optionholder, to be used by Parent or its agent in completing any required Tax reporting. The Holders will not receive any interest or earnings on the Securityholder Representative Reserve Fund Amount and irrevocably transfer and assign to the Securityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Securityholder Representative will not be liable for any loss of principal of the Securityholder Representative Reserve Fund Amount other than as a result of its gross negligence or willful misconduct.

2.12 Return of Funds; No Liability. At any time beginning on the date that is twelve (12) months after the Effective Time, Parent may request that the Securityholder Representative pay to the Surviving Corporation any funds (including any interest received with respect thereto) remaining that were deposited pursuant to Section 2.09 and that have not been disbursed (excluding funds for which disbursement is then pending subject only to the Securityholder Representative’s routine administrative procedures, but provided that such disbursement is promptly made), to the Stockholders and Non-Employee Optionholders. After the Securityholder Representative makes such payments to the Surviving Corporation at the written request of Parent, all Stockholders and Non-Employee Optionholders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.04, without any interest thereon. Any remaining funds that would otherwise be paid to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law shall instead become the property of Parent.

2.13 Additional Payment Matters; Withholding. Unless expressly provided herein, all amounts payable pursuant to this Agreement shall be paid without interest. Notwithstanding any other provision in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation, the Company, the Securityholder Representative and any other applicable withholding agent shall be entitled to deduct and withhold any Taxes or other amounts required to be deducted or withheld from any amounts payable or payments to be made pursuant to this Agreement under the Code or any other provision of applicable U.S., state, local or foreign Tax Law. Before making any such deduction or withholding (except (i) to the extent any such deduction or withholding arises from the failure of the payee to provide a tax withholding certificate or other documentation to the Securityholder Representative (or other applicable payor) that has been requested by the Securityholder Representative (or by the other applicable payor), (ii) to the extent any such deduction or withholding is in respect of any compensatory payments or amounts to be paid through the Company’s payroll, (iii) to the extent any such deduction or withholding is in respect of backup withholding, or (iv) to the extent any such deduction or withholding is in respect of any failure of the Holders, the Company, or the Securityholder Representative to timely deliver the certificates and notice required by Section 3.03(b)(iii)(a) or Section 3.03(b)(iii)(b), Parent shall use commercially reasonable efforts to provide the Securityholder Representative with advance notice of any such withholding and such notice shall include the authority, basis and method of calculation for such deduction or withholding. The parties shall use commercially reasonable efforts to cooperate with any reasonable request from the Securityholder Representative, at the Securityholder Representative’s sole cost and expense, to obtain reduction of or relief from such deduction or withholding. To the extent that any such amounts are so deducted or withheld by Parent, Merger Sub, the Surviving Corporation, the Company, the Securityholder Representative, or other applicable withholding agent, as the case may be, and paid over to the relevant Tax Authority, such amounts shall be treated for all purposes of this Agreement (and any ancillary agreement) as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

THE CLOSING

3.01 The Closing. The closing of the Transactions (the “Closing”) shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), One Manhattan West, New York, NY 10001 (which Closing may occur by exchange of documents by Electronic Delivery), at 10:00 a.m. Eastern time on the third (3rd) Business Day after the date on which all of the conditions set forth in ARTICLE VIII are satisfied or, if permissible, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or at such other date, time or place as the Company and Parent may agree mutually agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.02 The Closing Payments. At the Closing:

(a) Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, into a custodial account established by the Securityholder Representative, an amount equal to the Payment Fund, which shall be for the benefit of and for payment to the Stockholders and Non-Employee Optionholders in accordance with Section 2.04;

(b) Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, into an account notified by the Securityholder Representative to Parent in writing, the Securityholder Representative Reserve Fund Amount;

(c) Parent shall deposit, or cause to be deposited, by wire transfer of immediately available funds, into an account established by the Escrow Agent pursuant to the terms and conditions of an escrow agreement in a form to be mutually agreed upon among the Securityholder Representative, Parent and the Escrow Agent (the “Escrow Agreement”), the Escrow Amount;

(d) Parent shall repay, or cause to be repaid, on behalf of the Company and its applicable Subsidiaries, all amounts necessary to discharge fully the then outstanding balance of the Specified Indebtedness and all other amounts otherwise due and owing pursuant to the terms of such Indebtedness, by wire transfer of immediately available funds to the account(s) designated in the Payoff Letters in accordance with the terms thereof;

(e) Parent shall pay, or cause to be paid, on behalf of the Stockholders and the Company and its Subsidiaries (as applicable), the unpaid Transaction Expenses by wire transfer of immediately available funds as directed by the Securityholder Representative; and

(f) Parent shall pay, or cause to be paid, to the Company, for the benefit of and for payment to the Employee Optionholders in accordance with Section 2.03, by wire transfer of immediately available funds, into one or more accounts designated by the Company to Parent, the Employee Option Consideration. Parent shall cause the Surviving Corporation to pay or cause to be paid, to each Employee Optionholder holding In-the-Money Options in consideration of the cancellation of each In-the-Money Option, through the Surviving Corporation’s payroll system on the first normal payroll date of the Surviving Corporation that occurs after the Closing (or the next normal payroll date to the extent payment on such date is not practicable), the applicable In-the-Money Option Payment, less any required withholding Taxes in accordance with Section 2.03.

3.03 Closing Actions and Deliveries.

(a) At the Closing, the Company and Merger Sub shall cause the Certificate of Merger to be duly executed and filed with the Secretary of State of the State of Delaware.

(b) At or prior to Closing, the Company or the Securityholder Representative, as applicable, shall deliver, or cause to be delivered to Parent:

(i) the Escrow Agreement, duly executed by the Securityholder Representative;

(ii) duly executed customary payoff letters, in form and substance reasonably satisfactory to Parent (such payoff letters, the “Payoff Letters”) with respect to the Indebtedness set forth on Schedule 3.02(d) (such Indebtedness, the “Specified Indebtedness”) indicating the amount required to discharge the Specified Indebtedness owed as of the Closing and providing for the release of all Liens securing the Specified Indebtedness upon payment therefor;

(iii) resignation letters, in form and substance reasonably satisfactory to Parent, duly executed by the directors of the Company and its Subsidiaries;

(iv) a duly completed and executed certificate by the Company, signed under penalties of perjury, complying with Section 1445 of the Code and Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h) dated as of the Closing Date and that is reasonably satisfactory to Parent, certifying that the Company is not, and has not been during the relevant period specified in Section 897(c)(1)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, together with a notice addressed to the IRS, signed by the Company, that satisfies the requirements of Treasury Regulations Section 1.897-2(h)(2) and that is satisfactory to Parent to be submitted to the IRS and in the form attached hereto as Exhibit D; and

(v) the certificate required to be delivered by the Company pursuant to Section 8.01(c).

(c) At or prior to Closing, Parent shall deliver, or cause to be delivered to the Securityholder Representative:

(i) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(ii) the certificate required to be delivered by Parent and Merger Sub pursuant to Section 8.02(c); and

(iii) evidence that Parent has made the payments and taken the actions contemplated by Section 3.02.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the Disclosure Schedules, which shall be deemed disclosed in each other section of the Disclosure Schedules to the extent its applicability to such other section is reasonably apparent on its face, the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing (or, as to those representations and warranties that address matters only as of the date hereof or as of particular date, as of such date) as follows:

4.01 Authority; Enforceability.

(a) The Company has the requisite corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is party, perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is party, and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of the Company, such authorization has not been subsequently modified or rescinded, and no other corporate proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Company is party.

(b) This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms hereof in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally.

4.02 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by the Company does not, and the performance of this Agreement and the Ancillary Agreements by Company will not, require any authorization, approval, consent or permit of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, filings or notifications, the failure of which to make or obtain would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) those required by reason of the regulatory status or operations of Parent or Merger Sub.

(b) Subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and obtaining the Requisite Stockholder Approval, the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation of the Transactions will not, (i) conflict with, violate or result in a material breach of any provision of the Organizational Documents of the Company or its Subsidiaries, (ii) conflict with, or violate any Law or any Order applicable to the Company except with respect to the required filings and approvals set forth in Schedule 4.02(b), or (iii) result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, revoke or cancel any Material Contract, except, in the case of the foregoing clauses (ii) or (iii), as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or (iv) result in any Lien (other than any Permitted Lien) on any of the properties or assets of the Company any of its Subsidiaries.

4.03 Capitalization.

(a) As of the date hereof, the total authorized capital stock of the Company consists of 200,000 shares of common stock, par value $0.01 per share (“Common Stock”) and 200,000 shares of preferred stock, par value $0.01 per share, all of which are designated as “Series A Preferred Stock” (“Preferred Stock”). As of the date hereof, 114,981 shares of Common Stock are issued and outstanding and 114,981 shares of Preferred Stock are issued and outstanding, in each case which are owned of record by the Persons and in the respective amounts as set forth on Schedule 4.03(a). As of the date hereof, all of the issued and outstanding shares of Common Stock and Preferred Stock (i) have been and are duly authorized, validly issued, fully paid and nonassessable, pursuant to the Company’s Organizational Documents and applicable Law, and (ii) were not issued in violation of, and, except as set forth in the Stockholders’ Agreement, are not subject to, any preemptive or similar rights. The Common Stock and the Preferred Stock constitute all of the issued and outstanding capital stock of the Company, and are owned of record and beneficially by the Company’s stockholders.

(b) As of the date hereof, there are outstanding Options to purchase 10,733.31 shares of Common Stock. Schedule 4.03(b) sets forth a list of all outstanding Options as of the date hereof, including (i) the name of each Optionholder, (ii) the number of shares of Common Stock underlying each Option, (iii) the date on which the Option was granted, (iv) the exercise price of each Option, and (v) the vesting schedule and current vesting status for such Option. Each Option has been granted having an exercise price at least equal to the fair market value of the underlying shares of Common Stock on the date each Option was granted within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(c) Except as set forth in the Stockholders’ Agreement, there (i) are no outstanding options, warrants, plans, rights, agreements, convertible, exercisable or exchangeable securities, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other commitments pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of the authorized share capital or other securities of the Company, (ii) is no outstanding or authorized appreciation, phantom, profit participation or similar equity-based rights with respect to the Company, or other rights linked to the value of the Company’s capital stock, and (iii) are no voting trusts, proxies or other contracts, agreements, arrangements, rights, commitments or undertakings with respect to the voting or transfer of the issued share capital of the Company. Except as set forth on Schedule 4.03(c), no Person is entitled to receive any management fees or similar fees payable by the Company or any of its Subsidiaries.

4.04 Organization; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which it is currently being conducted as of the date of this Agreement. The Company is qualified to do business in every jurisdiction in which its ownership of property or assets or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified would not be reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true, correct and complete copies of the Organizational Documents of the Company and its Subsidiaries.

(b) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of incorporation or organization, except where failure to be so duly organized or validly existing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) has all necessary corporate, limited liability company or other similar power, legal capacity and authority to conduct its business in the manner in which it is currently being conducted as of the date of this Agreement, except where the absence of such power to conduct its business would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, or prevent or materially delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c) Schedule 4.04(c)(i) sets forth a list of all of the Subsidiaries of the Company. Schedule 4.04(c)(ii) sets forth a list of all the Persons (other than the Subsidiaries of the Company) in which the Company owns, directly or indirectly, any capital stock, shares, membership interests or other securities or derivatives thereof, or has committed to make any investment.

(d) All of the outstanding issued share capital, shares or membership interests or other securities of each of the Subsidiaries of the Company is duly authorized and validly issued and are legally and beneficially owned, directly or indirectly, by the Company, free and clear of all Liens, except for (i) applicable transfer restrictions pursuant to applicable Laws and (ii) those Liens that will be released on or prior to the Closing Date.

(e) There (i) are no outstanding warrants, plans, rights, agreements, convertible or exchangeable securities, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other commitments pursuant to which any Subsidiary of the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of the authorized share capital or other securities of any Subsidiary of the Company, (ii) is no outstanding or authorized appreciation, phantom interest, profit participation or similar rights with respect to a Subsidiary of the Company, or any other rights linked to the value of the capital stock of any Subsidiary of the Company, and (iii) are no voting trusts, proxies or other contracts, agreements, arrangements, rights, commitments or undertakings with respect to the voting or transfer of the issued share capital of any Subsidiary of the Company.

(f) None of the Company nor any of its Subsidiaries is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.05 Financial Statements. Schedule 4.05 sets forth true and correct copies of the following financial information: (a) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the years then ended, together with the notes thereto (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2021 and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the nine (9) months then ended (the “Most Recent Financial Statements”).

4.06 Financial Statement Preparation. The Audited Financial Statements and the Most Recent Financial Statements have been prepared from the books, records and accounts of the Company and the applicable Subsidiaries. The Audited Financial Statements and the Most Recent Financial Statements present fairly, in all material respects, the financial position of the Company on a consolidated basis with the Subsidiaries of the Company as of the dates and for the periods referred to therein in accordance in all material respects with GAAP (except as may be indicated in the notes thereto); provided, however, that the Most Recent Financial Statements do not include certain adjustments (such as year-end adjustments) and footnote disclosures. During the periods covered by the Audited Financial Statements and the Most Recent Financial Statements, the accounting controls of the Company and its Subsidiaries have been, and are, sufficient to provide reasonable assurance that all transactions are executed in accordance with management’s general or specific authorization and all transactions are recorded as necessary to permit the accurate preparation of the Audited Financial Statements and the Most Recent Financial Statements. During the periods covered by the Audited Financial Statements and the Most Recent Financial Statements, there has not been (a) any significant deficiency or weakness in any system of internal accounting controls used by the Company and its Subsidiaries, (b) any Fraud or other wrongdoing that involves any of the management or other employees of the Company and its Subsidiaries who have a role in the preparation of the financial statements or the internal accounting controls used by the Company and its Subsidiaries or (c) any written claim or allegation regarding any of the foregoing.

4.07 No Undisclosed Liabilities. Since September 30, 2021 (the “Reference Date”), neither the Company nor any of its Subsidiaries have incurred any obligation or liability of the type required to be reflected on a consolidated balance sheet (or notes thereto) prepared in accordance with GAAP applied on a basis consistent with the Accounting Principles, other than any such liabilities or obligations (a) incurred in the ordinary course of business since the Reference Date, (b) that are set forth in Schedule 4.07(b), (c) for performance following the Reference Date under contracts to which the Company or any of its Subsidiaries is a party (excluding any obligations related to the breach or other violation thereof) or (d) that otherwise would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries has any “off-balance sheet arrangement” as defined in Item 303(a) of Regulation S-K.

4.08 Position Since Reference Date. Since the Reference Date through the date of this Agreement, except (a) in connection with the Transactions, (b) as required by applicable Law or Order or (c) to the extent the Company or any of its Subsidiaries took any action that it deemed necessary, appropriate or advisable to comply with any COVID-19 Measures or otherwise to protect the health and safety of the employees of the Company or its Subsidiaries in connection with COVID-19, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent in all material respects with past practice, (ii) the Company and its Subsidiaries have not taken any action, which, if taken after the date hereof, would require the consent of Parent under Section 6.01(a)(i), (ii), (v), (vi), (vii), (ix), (xiii), (xv), (xvii) and (xxi) (solely to the extent relating to the foregoing subsections of Section 6.01(a)) and (iii) there has not occurred any event, change, development, occurrence, fact, condition or effect that is continuing and would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.09 Compliance with Applicable Laws. Since January 1, 2019, the Company and its Subsidiaries (a) have been in compliance with applicable Laws, Authorizations and Orders and (b) have not received any written notice from any Governmental Authority alleging that the Company or any of its Subsidiaries is in violation of any applicable Law, Authorization or Order, except, in the case of each of the preceding clauses (a) and (b), for such instances of non-compliance which would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole. The Company and its Subsidiaries own, hold, possess or lawfully use in the operation of their business all Authorizations of the Company and its Subsidiaries which are necessary to conduct their business as currently conducted as of the date hereof in all material respects. Such Authorizations are valid and in full force and effect, and to the Knowledge of the Company, there is no threatened suspension, revocation or cancellation thereof, and no event has occurred that, with or without notice or lapse of time or both, resulted in the suspension, revocation or cancellation thereof.

4.10 Insurance. Schedule 4.10 sets forth a complete and accurate list of all of the material insurance policies maintained by or covering the Company and each Subsidiary, and those insurance policies are in full force and effect, and are not subject to a lapse in coverage, as of the date of this Agreement. All premiums payable to date have been paid in respect of such policies and none of the Company or its Subsidiaries has received written notice that it is in material default with respect to its obligations under any of such insurance policies. No insurance carrier has denied any claims made against any of the insurance policies of the Company and its Subsidiaries. The insurance policies of the Company and its Subsidiaries are sufficient for compliance in all material respects with all applicable Laws and Material Contracts to which each of the Company and its Subsidiaries is bound.

4.11 Contracts.

(a) Schedule 4.11(a) lists all of the following contracts and agreements between the Company or any of its Subsidiaries, on the one hand, and a third party, on the other hand, as of the date hereof and which have not been entirely fulfilled or performed (other than Real Property Leases) (including all modifications, amendments and supplements thereto, and waivers thereunder, collectively, “Material Contracts”):

(i) any contract involving payments by the Company or any of its Subsidiaries of more than $1,500,000 during the twelve (12) month period immediately preceding September 30, 2021 (other than contracts that are terminable by the Company or the applicable Subsidiary without penalty on one hundred eighty (180) days’ notice or less);

(ii) any contract involving payments to the Company or any of its Subsidiaries of more than $1,500,000 during the twelve (12) month period immediately preceding September 30, 2021, and other than contracts (A) with the Company’s or its Subsidiaries’ distributors and other parties who resell, use or install the Company’s or its Subsidiaries’ products and systems in the ordinary course of business and (B) granting non-exclusive licenses in the ordinary course of business;

(iii) any contract with a Material Customer or a Material Supplier;

(iv) any material contract with a Governmental Authority;

(v) any contract relating to any acquisition or divestiture of any material assets, operating business or the capital stock (whether by merger, stock sale, sale of assets or otherwise) of any other Person (A) during the past two (2) years for consideration in excess of $3,000,000 or (B) where the Company has remaining liability with respect to any “earn-out,” contingent purchase price, deferred purchase price or similar deferred payment obligation;

(vi) any material partnership, collaboration agreement or joint venture contract;

(vii) any contract under which the Company or any of its Subsidiaries has any outstanding indebtedness for borrowed money or obligations evidenced by notes, bonds, debentures or other similar instruments;

(viii) each contract (A) pursuant to which a license is granted by or to the Company or any of its Subsidiaries with respect to any Intellectual Property material to the Company or any of its Subsidiaries, (B) principally relating to the ownership, development, or use of any material Intellectual Property owned or used by the Company or any of its Subsidiaries, or (C) principally affecting the Company’s or any of its Subsidiaries’ ability to use, enforce, or disclose any material Intellectual Property, in each case other than contracts (1) with the Company’s or its Subsidiaries’ distributors and other parties who resell, use or install the Company’s or its Subsidiaries’ products and systems in the ordinary course of business substantially on the Company’s or its Subsidiaries’ form(s) of agreement that have been Made Available, (2) for the licensing of generally commercially available software, hardware or other technology with an annual licensing fee below $300,000, (3) in which grants of rights to use Intellectual Property are incidental to and not material to performance under the agreement, and (4) agreements with employees or independent contractors entered into in the ordinary course of business substantially on the Company’s or its Subsidiaries’ form(s) of agreement that have been Made Available;

(ix) any contract which (A) places any material limitation on the Company or any of its Subsidiaries from freely engaging or competing in business or selling products or services anywhere in the world or in any business (including any agreement that contains any non-competition covenant, non-solicitation covenant or other similar restrictive covenant), (B) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business) or (C) grants “most favored nation” or other similar treatment;

(x) any contract or commitment for capital expenditures or to make any loan to, or invest in, any Person, in excess of $1,500,000 individually or $3,000,000 in the aggregate;

(xi) any agreement providing that the Company or any of its Subsidiaries indemnify any Person, except (A) in the ordinary course of business, (B) for agreements for which the Company’s or any of its Subsidiaries’ liability for indemnification has expired or is limited to $1,000,000 or less, or (C) as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(xii) any collective bargaining agreement or other contract or arrangement with any labor union, labor organization, or works council (each, a “CBA”);

(xiii) any contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement;

(xiv) any contract for the employment or engagement of any individual on a full time, part-time, consulting or other basis providing annual compensation opportunities in excess of $150,000 (other than any “at will” contract that may be terminated by any Company Subsidiary upon 30 days or less advance notice or such other notice as may apply under applicable Law);

(xv) any agreement that is a settlement, conciliation or similar agreement with any Governmental Authority or any agreement or arrangement to settle any litigation, arbitration, investigation or similar proceeding (including any conciliation or similar agreement with a Governmental Authority) involving settlement amounts having ongoing liability after the date of this Agreement in excess of $500,000; and

(xvi) any contract that requires any capital commitment or capital expenditure (or series of capital commitments or capital expenditures) by any of the Company or its Subsidiaries in excess of $1,000,000 in the aggregate.

(b) As of the date of this Agreement, except as would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, (i) each of the Material Contracts is in full force and effect, (ii) the Company and its Subsidiaries are in material compliance with the Material Contracts, (iii) there exists no default under any such Material Contracts by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contracts or any event that will create a default thereunder by the Company or any of its Subsidiaries, (iv) there exists no actual or, to the Knowledge of the Company, threatened termination or cancellation of any Material Contract, and (v) none of the Company or its Subsidiaries has provided any notice to terminate any Material Contract. The Company has made available to Parent an accurate copy of each Material Contract that is in effect as of the date of this Agreement (other than redactions of pricing information, party names and related recognizable information, trade secrets and other sensitive commercial business information).

4.12 Litigation. Since January 1, 2018, (a) there has not been any, Proceeding pending before any Governmental Authority, or to the Knowledge of the Company, threatened against or commenced by the Company or any of its Subsidiaries, (b) to the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Proceeding and (c) none of the Company or its Subsidiaries is subject to any outstanding Order by any Governmental Authority, except, in each case, that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole.

4.13 Intellectual Property; Data Privacy.

(a) Schedule 4.13 sets forth a list of all United States and foreign: (i) issued Patents and Patent applications, (ii) Trademark registrations (including material domain names) and Trademark applications, and (iii) Copyright registrations and Copyright applications, in each case, that are owned by or filed in the name of the Company or any of its Subsidiaries (such Intellectual Property, the “Registered IP”). All material Registered IP is in effect and subsisting, and, to the Knowledge of the Company, valid and enforceable. All necessary registration, maintenance and renewal fees in connection with any material item of Registered IP have been paid, and to the Company’s Knowledge, no material Registered IP has been adjudged invalid or unenforceable by a Governmental Authority. The Company or one of its Subsidiaries exclusively owns all right, title and interest in and to each item of material Owned IP. The Company and its Subsidiaries own, in each case free of all Liens other than Permitted Liens, or have a license to or other right to use, all of the Intellectual Property used in the conduct of their respective businesses; provided that the foregoing is not a representation or warranty with respect to infringement, misappropriation or any other violation of Intellectual Property (which is addressed below in this Section 4.13).

(b) No Proceeding is (i) pending or threatened in writing against the Company or any of its Subsidiaries alleging that any of the Company or any of its Subsidiaries is infringing, misappropriating or otherwise violating any Person’s Intellectual Property (including in the form of any unsolicited offers to license any Person’s Intellectual Property) or (ii) pending or threatened in writing by any of the Company or any of its Subsidiaries alleging that any Person is infringing, misappropriating or otherwise violating any Owned IP. The conduct of the businesses of the Company and its Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and in the past five (5) years has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person and (b) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Owned IP.

(c) The Company and each of its Subsidiaries have taken actions reasonable under the circumstances to maintain and protect all of the Owned IP (including the secrecy and confidentiality of all material Trade Secrets included therein). Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Intellectual Property owned or purported to be owned by the Company or its Subsidiaries has executed and delivered to the Company or the applicable Subsidiary a valid and enforceable written contract (or has obligations by operation of law) providing for (i) the confidentiality and non-disclosure by such Person of all material Trade Secrets included in the Owned IP and (ii) the assignment by such Person to the Company or the applicable Subsidiary of all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Person is in material breach of any contract referenced in this section.

(d) None of the software included in the material Owned IP is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source software license) in a manner or relation that requires any public distribution of any such software, or creates obligations for the Company or any of its Subsidiaries to grant to any third party any rights or immunities under any Owned IP (including any patent non-asserts or patent licenses), or impose any present economic limitations on the Company’s or its Subsidiaries’ commercial exploitation thereof. No material source code included in the Owned IP has been disclosed, licensed, released, distributed, or made available to or for any Person, and no Person has been granted any rights thereto, and no Person has agreed to disclose, license, release, deliver, or otherwise grant any right thereto under any circumstance (in each case other than to employees, contractors or consultants of the Company or its Subsidiaries in the ordinary course of business pursuant to written confidentiality or non-disclosure agreements or similar obligations by operation of law). No material source code included in the Owned IP has been escrowed.

(e) The Company and its Subsidiaries maintain and enforce commercially reasonable policies and procedures regarding cyber-security, data privacy, protection and security. The Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with (i) all applicable Laws, regulations, and generally accepted industry standards, (ii) their own published or binding internal policies, and (iii) agreements the Company or any of its Subsidiaries have entered into or are otherwise bound, in each case of (i) through (iii) to the extent governing or relating to data privacy, data security, or the use and processing of personal information and applicable to the Company or any of its Subsidiaries (collectively, “Data Security Requirements”). No Proceeding is pending or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy rights or personal information or any Data Security Requirement in connection with the conduct of their respective businesses. There has been (1) no notice issued by or on behalf of the Company or its Subsidiaries to any Governmental Authority or any other Person, and (2) to the Knowledge of the Company, no circumstance requiring the Company or any of its Subsidiaries to notify a Governmental Authority or any other Person, in each case of (1) and (2) in respect of any Security Incident or actual or alleged violation of any Data Security Requirements.

(f) The Company and each of its Subsidiaries have taken commercially reasonable actions to protect the confidentiality, integrity and security of the Company’s and each of its Subsidiaries’ IT Assets against any unauthorized use or access and to the Knowledge of the Company, since January 1, 2019 there have been no material Security Incidents with respect to any of the Company’s or its Subsidiaries’ IT Assets (or any data or other information or transactions stored or contained therein or processed or transmitted thereby). The IT Assets are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted in all material respects. The Company and each of its Subsidiaries have taken commercially reasonable measures, consistent with current industry standards for similarly sized and situated companies, designed (i) to preserve and maintain the performance, security, confidentiality and integrity of the IT Assets (and all data or other information or transactions stored or contained therein or processed or transmitted thereby) in all material respects against any unauthorized use, access, interruption, modification or corruption, and (ii) to ensure that all IT Assets are (A) functional and operate and run in a reasonable and efficient business manner in all material respects, and (B) free from any material virus, malware or material programming, design or documentation error or corruption of material defect. Since January 1, 2019, there have been no failures, breakdowns or continued substandard performance of any IT Assets that have caused the material disruption or material interruption in the operation of the business of the Company or any of its Subsidiaries that have not been remedied in all material respects. The Company and its Subsidiaries have implemented, maintained and tested commercially reasonable disaster recovery procedures and facilities for their businesses.

4.14 Real Property.

(a) Schedule 4.14(a) sets forth a true and complete list of the addresses of all real property owned by the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries, taken as a whole (the “Owned Real Property”), as of the date of this Agreement. With respect to each such parcel of Owned Real Property (a “Parcel”) listed on Schedule 4.14(a), the Company or the Subsidiary owning such Parcel has good and marketable title to such Parcel, free and clear of all Liens other than Permitted Liens. To the Knowledge of the Company and its Subsidiaries, there are no contracts or agreements to sell, transfer or dispose of the Owned Real Property or any interests therein, or which would restrict the ability of the Company to transfer the Owned Real Property or any interest therein. To the Knowledge of the Company and its Subsidiaries, the Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof.

(b) Schedule 4.14(b) sets forth a true and complete list of the addresses of all real property used by the Company or any of its Subsidiaries pursuant to leases, subleases, licenses and any other types of occupancy agreements, other than any non-U.S. lease, sublease, license or other occupancy agreement that is immaterial to the operations of the Company or its Subsidiary, as applicable, in any specific jurisdiction (any such lease, sublease, license or other occupancy agreement, individually, a “Real Property Lease” and collectively, the “Real Property Leases”) and a true and complete list of all Real Property Leases for each such Leased Real Property. The Company has delivered to Parent a true and complete copy of each such Real Property Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). Except as set forth in Schedule 4.14(b) with respect to each of the Real Property Leases, (i) the Company or a Subsidiary has a valid and enforceable leasehold interest under each of the Real Property Leases to which it is a party, free and clear of all Liens, other than Permitted Liens, (ii) to the Knowledge of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has received any written notice of any default or event, which, with notice or lapse of time, or both, would constitute a default under any of the Real Property Leases or permit the termination, modification or acceleration of rent under any Real Property Lease, (iii) the Company and its Subsidiaries enjoy quiet possession of the Real Property Leases, free and clear of all Liens, other than Permitted Liens, and (iv) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary.

(c) The Owned Real Property identified in Schedule 4.14(a) and the Leased Real Property identified in Schedule 4.14(b) comprise all of the Real Property used or intended to be used in, or otherwise held by or related to, the business of the Company or any of its Subsidiaries.

(d) To the Knowledge of the Company and its Subsidiaries, all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including, without limitation, the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; environmental control, remediation and abatement systems; sewer, storm and waste water systems; irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations, included in the Owned Real Property, or on the Leased Real Property to the extent that the Company is the owner or primarily responsible for the condition of the same, (collectively, the “Improvements”) are in good working condition and are sufficient for the operation of the business of the Company conducted thereon. To the Knowledge of the Company and its Subsidiaries, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Knowledge of the Company, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company or any of its Subsidiaries conducted thereon.

(e) To the Knowledge of the Company and its Subsidiaries, the Owned Real Property is in compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including, without limitation, The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Owned Real Property (collectively, the “Real Property Laws”), and the current use or occupancy of the Owned Real Property or operation of the business of the Company or any of its Subsidiaries thereon does not violate in any material respect any Real Property Laws. To the Knowledge of the Company and its Subsidiaries, neither the Company nor its Subsidiaries has received any notice of violation of any Real Property Law and, to the Knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any action for such violation.

4.15 Labor and Employment Matters.

(a) Except as set forth on Schedule 4.15(a), neither the Company nor any of its Subsidiaries is party to, nor bound by, any CBA (excluding any agreement at the national, industry or sector level) and no union, works council or labor organization (each a “Labor Organization”) currently represents any of the employees of the Company or any of its Subsidiaries with respect to their employment with the Company or any of its Subsidiaries. Except as set forth on Schedule 4.15(a), to the Knowledge of the Company, since January 1, 2019, no labor organizing activities with respect to the Company or any of its Subsidiary’s employment of any of the employees of the Company or any of its Subsidiaries have been pending or threatened. Since January 1, 2019, there has been no actual or, to the Knowledge of the Company, threatened unfair labor practice charges, material labor grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company or its Subsidiaries. To the Knowledge of the Company, the Company and its Subsidiaries have no pre-signing notice, information, consent, bargaining or consultation obligations to any Labor Organization, which is representing any employee, or any labor tribunal, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are and since January 1, 2019 have been in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity, COVID-19, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws (“WARN Act”)), workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.

(c) To the Knowledge of the Company, as of the date hereof, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Company or Subsidiary, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company and its Subsidiaries have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is aware. With respect to each such allegation that the Company or its applicable Subsidiary reasonably determined had potential merit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper conduct. To the Knowledge of the Company, neither the Company nor its Subsidiaries reasonably expects any material liability with respect to any such allegations and is not aware of any allegations relating to employees, officers or directors of the Company or its Subsidiaries, that, if known to the public, would bring the Company or its Subsidiaries into material disrepute.

(e) No mass layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary mass layoff, or material reduction in salary or wages, in each case affecting employees or individual independent contractors of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company has not otherwise experienced any employment-related liability with respect to COVID-19.

4.16 Employee Benefits.

(a) Schedule 4.16(a) sets forth a list of each material Plan. With respect to each material Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document and all amendments thereto, (ii) the current summary plan description and any summaries of material modifications, (iii) all trust agreements, insurance contracts or other funding arrangements currently in effect, (iv) the most recently filed annual report on Form 5500 (and all schedules and attachments thereto), (v) the most recent determination letter or opinion letter from the Internal Revenue Service and (vi) all non-routine correspondence with any Governmental Authority received or sent by the Company within the last three (3) years.

(b) (i) Each Plan has been established, funded, operated, administered and maintained in all material respects in accordance with its terms and in compliance with the requirements of the Code, ERISA and other applicable Laws and (ii) no event has occurred and no condition exists, that would reasonably be expected to subject, the Company or any of its Subsidiaries to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or any other applicable Law that would be material to the Company and its Subsidiaries, taken as a whole.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and there exist no circumstances that could reasonably be expected to adversely affect the qualification or result in the revocation of such favorable determination or opinion letter.

(d) No Plan is, and neither the Company nor any of its Subsidiaries contributes to, or has any current or contingent liability or obligation (including any liability with respect to any “employee benefit plan” as a consequence of at any time being considered a single employer with any other Person under 414 of the Code), or under or with respect to any: (i) a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (within the meaning of Section 3(37) of ERISA); (iii) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(e) There are no pending or threatened claims, actions, investigations audits, or other Proceedings (other than routine claims for benefits) by, on behalf of or against any of the Plans.

(f) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all contributions, distributions, reimbursements, and premium payments with respect to each Plan which are due on or before the Closing Date have been made within the time periods prescribed by the terms of each Plan, ERISA and the Code, and all contributions, distributions, reimbursements, and premium payments not yet due for such period have been made or properly accrued.

(g) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States law also applies) (a “Non-U.S. Plan”): (i) all employer and employee contributions to each Non-U.S. Plan required by law or by the terms of such Non-U.S. Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices, (ii) each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (iii) no Non-U.S. Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA), and (iv) there are no unfunded or underfunded liabilities with respect to any Non-U.S. Plan.

(h) (i) The Company and its Subsidiaries, and each of the Plans are compliant in all material respects with the currently applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended, and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152, as amended (the “Healthcare Reform Laws”), and all regulations and final guidance issued thereunder, and (ii) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company to (or cause the Company to incur, whether or not assessed) any material penalties or excise taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

(i) Neither the Company nor any of its Subsidiaries has any obligation under any Plan or otherwise to provide post-employment, post-ownership, or post-service medical, health, life insurance or other welfare type benefits to former or current employees of the Company or any of its Subsidiaries or other person (except as required by applicable Law or for continued medical benefit coverage required to be provided under Section 4980B of the Code or other applicable Law for which the covered individual pays the full cost of coverage).

(j) Except as otherwise expressly provided in this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Transactions, either alone or in combination with another event, could (i) accelerate the time of payment or vesting or increase the amount of compensation or benefits due under any Plan, (ii) entitle any current or former employee, director or officer of the Company or any of its Subsidiaries to any payment or benefit, (iii) trigger the funding (through a grantor trust or otherwise) of any compensation or benefits under any Plan or (iv) result in the payment of any amount that would constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(k) Each Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest or penalties pursuant to Sections 409A or 4999 of the Code.

(l) The representations and warranties set forth in this Section 4.16 (and in Section 4.15 and Section 4.17, as applicable) are the sole and exclusive representations and warranties of the Company with respect to employee compensation and benefits matters.

4.17 Taxes.

(a) All Income Tax Returns and all other material Tax Returns required to be filed by or in respect of the Company and its Subsidiaries have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete, and correct in all material respects and accurately reflect all material liability for Taxes of the Company and the its Subsidiaries for the periods covered thereby.

(b) The Company and its Subsidiaries have timely and fully paid, when due, to the appropriate Tax Authority all Taxes of or in respect of the Company and its Subsidiaries required to be paid (whether or not shown to be due or payable on such Tax Returns referred in Section 4.17(a)).

(c) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the reporting, registration, payment, collection, deduction and withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees, directors or officers of the Company and its Subsidiaries or other amounts paid or owing to any contractor, creditor, stockholder or other third party). All material Taxes required to be collected, deducted, or withheld by the Company and its Subsidiaries have been duly and timely collected, deducted or withheld, and have been duly and timely paid to the proper Tax Authority.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending.

(e) All deficiencies asserted or assessments made in respect of Tax Returns filed by or on behalf of the Company and its Subsidiaries that have been claimed in writing by any Tax Authority have been fully and timely paid or settled.

(f) There are no Liens for any Taxes (other than Liens for Taxes not yet due or payable) against any property or assets of, or interests in, the Company or any of its Subsidiaries, except for Permitted Liens.

(g) No audit, examination, contest, litigation, assessment, reassessment, adjustment, re-adjustment, deficiency, claim, examination, or other action or proceeding is pending or ongoing (including by appeal) or proposed, asserted, or threatened by or with any Tax Authority with respect to any material amount of Taxes of or in respect of the Company or any of its Subsidiaries or with respect to any Income Tax Return or other material Tax Return in respect of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” (as such terms are used in Section 355 of the Code) in any distribution that was purported or intended to be governed in whole or in part by Section 355 (or so much of Section 356 as related to Section 355) or Section 361 of the Code (or any similar provisions of state, local or foreign law) in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries “participates”, or “engages in” or has “participated” in or “engaged in” any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b).

(j) Neither the Company nor any of its Subsidiaries (i) is or has been a member of a combined, consolidated, affiliated, unitary or other group for Tax purposes, or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or in respect of being a member of an affiliated, combined, consolidated, unitary, aggregate or other group for Tax purposes, as a transferee or successor, by contract (other than pursuant to an Ordinary Course Tax Sharing Agreement) assumption, by operation of law, or otherwise.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for or in respect of a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount or advanced payment received or deferred revenue received or accrued on or prior to the Closing Date, or (vi) transactions effected or investments made on or prior to the Closing Date (other than transactions effected or investments made in the ordinary course of business) that result in taxable income pursuant to Sections 951(a) or 951A of the Code (or any corresponding or similar provision of federal, state, local or foreign Law). No election has been made under Section 965(h) of the Code with respect to the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries will be required to pay after the Closing any Taxes as a result of an election made prior to the Closing Date pursuant to Section 965(h) of the Code.

(l) No written claim has ever been made by a Tax Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries (as applicable) is or may be required to file Tax Returns or is or may be subject to Tax by such jurisdiction.

(m) Neither the Company nor any of its Subsidiaries is party to any Tax sharing, indemnity or similar agreement pertaining to the allocation of Tax liability (other than such an agreement solely among the Company and its Subsidiaries or an Ordinary Course Tax Sharing Agreement) that will not be terminated on or before the Closing Date without any future liability to the Company and its Subsidiaries (including for past Taxes).

(n) Neither the Company nor any of its Subsidiaries has (i) deferred any “applicable employment taxes” under Section 2302 of the CARES Act (or any similar provision of state or local law), (ii) deferred any Tax obligations (including those imposed by Sections 3101(a) and 3201 of the Code) pursuant to or in connection with the Payroll Tax Executive Order, or (iii) deferred any employment, payroll, or other similar Taxes or other Taxes pursuant to the CARES Act (or any other similar federal, state, local or foreign Law or other Law implemented as a response to COVID-19 that provides for the deferment of any Taxes).

(o) The Company and each of its Subsidiaries is registered for the purposes of material sales Tax, use Tax, Transfer Taxes, value-added Taxes or any similar Tax in all jurisdictions where it is required by law to be so registered, and has complied in all material respects with all laws relating to such Taxes (including by receiving and retaining any appropriate Tax exemption certificates and other applicable documentation).

(p) The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(q) Since December 31, 2020, neither the Company nor any Subsidiary of the Company has made, revoked, or changed any material Tax election, filed any materially amended Income Tax Return or other material Tax Return, changed any Tax accounting period or method, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Tax Law) with any Tax Authority, waived or extended any statute of limitations in respect of a material amount of Taxes or period within which an assessment or reassessment of a material amount of Taxes may be issued, surrendered any right to claim a material refund of Taxes, settled, compromised, or abandoned any Tax claim or liability with a Tax Authority for a material amount of Taxes, or entered into any discussions with any Tax Authority regarding any voluntary disclosure or similar procedure.

(r) Schedule 4.17(r) lists the jurisdiction of organization and tax classification for U.S. federal income tax purposes of the Company and each of its Subsidiaries.

4.18 Brokers. Except as set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries has employed, or is subject to, any valid claim of liability or obligation to, any broker, finder, investment banker, financial advisor, consultant or other intermediary in connection with the Transactions.

4.19 Environmental Matters.

(a) Except for matters which would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries possess, and, since January 1, 2019, have possessed, all Authorizations required by Environmental Laws for the occupation of the Real Property and the conduct of their respective businesses (collectively, “Environmental Authorizations”), except where the failure to possess such Environmental Authorizations would not be material; (ii) the Company and its Subsidiaries are and, since January 1, 2019, have been in compliance with all applicable Environmental Laws and Environmental Authorizations; (iii) there are no lawsuits or other Proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective predecessors alleging the violation of, noncompliance with or liability under any applicable Environmental Laws; (iv) since January 1, 2019 (or earlier if unresolved), no written notice has been received by the Company or any of its Subsidiaries from any Governmental Authority or any other Person concerning the Release or possible Release of Hazardous Substances, or requiring an investigation for Hazardous Substances, at any location owned, operated or leased, now or in the past, by the Company and its Subsidiaries, or otherwise concerning a violation of liability under Environmental Laws, the subject matter of which notice would be material; and (v) there has been no manufacture, Release, arrangement for the disposal of, exposure of any Person to, or contamination by, any Hazardous Substances, in each case, so as to give rise to material liability for the Company or any of its Subsidiaries under Environmental Laws.

(b) The Company and its Subsidiaries have furnished to Parent all material environmental, health and safety reports, audits, assessments and other similar reports and documents relating the current or former facilities or operations of the Company and its Subsidiaries that are in their possession or under their reasonable control.

4.20 Related Party Transactions. Except as set forth on Schedule 4.20, to the Knowledge of the Company, as of the date of this Agreement, no shareholder, employee, officer or director of the Company or any of its Subsidiaries, or any entity in which any of such Persons owns any controlling interest, has any agreement with, owns the assets of, or has a claim or right, in each case, that is material to the operations of the Company or any of its Subsidiaries (other than Plans) or Affiliates.

4.21 Certain Business Practices.

(a) None of the Company, any of its Subsidiaries or any of their respective officers, directors, or, to the Knowledge of the Company, employees or any agent or representative thereof, has since January 1, 2018 taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the United Kingdom Bribery Act 2010, or any other anti-corruption or anti-bribery Law applicable to the Company and its Subsidiaries (in each case, as in effect at the time of such action) (collectively, the “Anti-Bribery Laws”) or, in violation of such Anti-Bribery Laws (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, or (c) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(b) None of the Company, any Subsidiary thereof, nor any of their respective directors, managers, officers, or, to the Knowledge of the Company, employees or any agent or representative thereof since January 1, 2018 (i) has been or is a Person (x) listed on any list of designated or blocked persons related to trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures, including those administered, enacted or enforced by the United States (including the Department of Treasury, Office of Foreign Assets Control), the European Union and enforced by its member states, the United Nations or Her Majesty’s Treasury (collectively, “Sanctions”); (y) a Governmental Authority of, resident in, or organized under the Laws of a country or territory that is the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region); or (z) 50% or more owned by any of the foregoing (collectively, a “Sanctioned Person”) (ii) has (acting for or on behalf of the Company or any Subsidiary) transacted business with or, to the Knowledge of the Company, for the benefit of a Sanctioned Person or otherwise violated applicable Sanctions, or (iii) committed a material violation of any applicable Law, rule and regulation relating to export, re-export, transfer, or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection) (collectively, the “Ex-Im Laws”).

(c) To the Knowledge of the Company, none of the Company or any of its Subsidiaries has been, since January 1, 2018, the subject of any allegation, investigation, prosecution, enforcement action or voluntary disclosure related to any Anti-Bribery Laws, Sanctions, Ex-Im Laws, or relevant Company policies, procedures, and internal controls related to the foregoing.

4.22 Material Customers and Material Suppliers. Schedule 4.22 sets forth an accurate and complete list of the twenty (20) largest customers (based on approximate total revenues attributable to such customer) (the “Material Customers”) and the twenty (20) largest third-party suppliers (based on the total amount purchased from such supplier) (the “Material Suppliers”), in each case, of the Company and its Subsidiaries for the 12-month period ended December 31, 2020. Since January 1, 2021, (i) none of the Company or any of its Subsidiaries has received any notice from any Material Customer or Material Supplier stating that such Material Customer or Material Supplier has, or as of the date of this Agreement intends to, materially alter or terminate its relationship with any of the Company or its Subsidiaries and (ii) none of the Material Suppliers or Material Customers has breached or repudiated any of the material terms of, or otherwise canceled and terminated, any agreement between the Company and/or any of its Subsidiaries and such Person.

4.23 No Further Representations or Warranties. Notwithstanding anything contained in this ARTICLE IV or any other provision of this Agreement, it is the explicit intent of each party hereto, and Parent and Merger Sub agree, that the Company has not made and is not making and has not authorized any Person to make any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this ARTICLE IV and the Ancillary Agreements. Parent and Merger Sub further acknowledge and agree that neither the Company or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Subsidiaries or the Transactions, and neither the Company or any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their representatives or Parent’s or Merger Sub’s use of information, including (a) any confidential information memoranda or management presentations distributed on behalf of the Company and its Subsidiaries or other publications or data room information provided to Parent, Merger Sub or their representatives, or any other document, information or projection in any form provided to Parent, Merger Sub or their representatives in connection with the Transactions, or (b) the financial information, projections or other forward-looking statements of the Company and its Subsidiaries, in each case in expectation or furtherance of the Transactions. In entering into this Agreement and consummating the Merger, each of Parent and Merger Sub expressly acknowledge and agree that it is not relying on and specifically disclaims reliance on any statement, representation or warranty made by the Company or any other Person, including those which may be contained in any Company presentation or similar materials containing information regarding the Company and its Subsidiaries or any of their businesses or in any materials provided to Parent or Merger Sub during the course of their due diligence investigation of the Company and its Subsidiaries, other than those representations and warranties made solely by the Company set forth in this ARTICLE IV and those made solely by Parent and Merger Sub set forth in ARTICLE V and any representations and warranties made in the Ancillary Agreements. Except as set forth expressly in this Agreement, the condition of the assets of the Company and its Subsidiaries shall be “as is” and “where is” and the Company makes no warranty of merchantability, sustainability, fitness for a particular purpose or quality with respect to any of the assets of the Company or any of its Subsidiaries or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent. Notwithstanding anything in this Section 4.23 to the contrary, nothing in this Agreement shall limit Parent’s or Merger Sub’s remedies in the event of Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing (or, as to those representations and warranties that address matters only as of the date hereof or as of particular date, as of such date) as follows:

5.01 Authority; Enforceability.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each is party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and such authorization has not been subsequently modified or rescinded.

(b) This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, a valid and binding legal obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with the terms hereof.

5.02 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement and the Ancillary Agreements by Parent and Merger Sub does not, and the performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub will not, require any authorization, approval, consent or permit of, filing with, or notification to, any Governmental Authority, except (i) under the HSR Act and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, filings or notifications, the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) those required by reasons of the regulatory status or operations of the Company.

(b) Subject to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements and the consummation of the Transactions, will not, (i) conflict with, violate or result in a breach of any provision of the Organizational Documents of Parent or Merger Sub, (ii) conflict with, violate or result in a breach of in any material respect any Law or any Order applicable to Parent or Merger Sub except with respect to the required filings and approvals set forth in Schedule 4.02(b), or (iii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any contract to which Parent or Merger Sub is a party, except in the case of the foregoing clauses (ii) or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.03 Organization. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to conduct its business in the manner in which it is being conducted at the date of this Agreement.

5.04 Board Approvals.

(a) The board of directors of Parent, either by resolutions duly adopted at a meeting duly called and held, or by action by written consent, has approved the Transactions. No other corporate proceedings on the part of Parent are necessary to authorize the Transactions.

(b) The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its sole stockholder and (ii) approved this Agreement and the Merger. Parent, as the sole stockholder of Merger Sub, has approved the Transactions.

5.05 Litigation. As of the date of this Agreement, (a) there is no Proceeding pending before any Governmental Authority, or to the Knowledge of Parent or Merger Sub, threatened in writing, against Parent or Merger Sub which questions the validity of this Agreement or would otherwise reasonably be expected to have a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub are subject to any Orders of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

5.06 Solvency. Immediately following the Closing, and (a) assuming the satisfaction of the conditions set forth in Section 8.02(a) and (b) after giving effect to the Transactions, the Surviving Corporation and each of its Subsidiaries will (i) be able to pay their respective debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities), (ii) not be left with unreasonably small capital, and (iii) not have any impaired capital. No transfer of property is being made and no obligation is being incurred in connection with the Transactions, with the intent to hinder, delay or defraud either present or future creditors of Parent or its Affiliates or the Company or its Subsidiaries.

5.07 Investigation. Each of Parent and Merger Sub is an informed and sophisticated party, and has engaged expert advisors, experienced in the evaluation and purchase of businesses such as the Transactions. Each of Parent and Merger Sub acknowledges that it has (a) conducted such inquiries and investigations as it has deemed appropriate into, and, based thereon, has formed an independent judgment concerning the Company and its Subsidiaries, and (b) been furnished with or afforded adequate access to and the opportunity to review the books, records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries. Parent and Merger Sub have each conducted an independent due diligence investigation of the Company and its Subsidiaries and has received satisfactory answers to all inquiries it has made respecting the Company, its Subsidiaries and their businesses. Each of Parent and Merger Sub hereby acknowledges and agrees that neither the Company nor any other Person makes, has made or is authorized to make any representations or warranties to Parent or Merger Sub, express or implied, other than those representations and warranties expressly set forth in ARTICLE IV and in the Ancillary Agreements, and that, if made, any such representation or warranty must not be relied upon. Each of Parent and Merger Sub further acknowledges and agrees that (i) in making its determination to proceed with the Transactions, each of Parent and Merger Sub has relied exclusively on its independent investigation and the representations and warranties of the Company expressly set forth in ARTICLE IV and in the Ancillary Agreements, without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Company or any other Person except for the representations and warranties of the Company expressly set forth in ARTICLE IV and in the Ancillary Agreements, and (ii) neither the Company nor any other Person will have or be subject to any liability to Parent or Merger Sub resulting from the distribution to Parent or Merger Sub or their respective representatives, or Parent or Merger Sub’s use of, any information regarding the Company, its Subsidiaries, or their respective businesses not expressly set forth in ARTICLE IV or in the Ancillary Agreements.

5.08 Availability of Funds. Parent has the financial capability and sufficient cash on hand necessary to consummate the Transactions, and will have all such capability and cash as of the Closing Date to pay all amounts required to be paid at or immediately following the Closing pursuant to ARTICLE III and any expenses incurred by Parent or Merger Sub in connection with the Transactions, and does not know of any circumstance or condition that could reasonably be expected to prevent or substantially delay the availability of such cash or otherwise impair such capability at the Closing. Parent affirms that it is not a condition to Closing or to any of its obligations under this Agreement that Parent (or any of its Affiliates) obtains, consummates or is otherwise provided with, granted, extended or has available, any financing for the Transactions.

5.09 Pending Transactions. As of the date of this Agreement, neither Parent nor any of its Affiliates is a party to any pending transaction to acquire (by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in, or by any other similar transaction), any Person or business division or unit thereof, where the entering into of a definitive agreement relating to or the consummation of such transaction would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Authorizations or Orders of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, or (b) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transactions.

5.10 Brokers. Neither Parent nor Merger Sub has employed, is employing, or is subject to any valid claim of liability or obligation to any broker, finder, investment banker, financial advisor, consultant or other intermediary in connection with the Transactions.

5.11 Purpose. Merger Sub is a newly organized corporation, formed solely for the purpose of engaging in the Transactions. Merger Sub has not engaged in any business activities or conducted any operations other than in connection with the Transactions. Merger Sub is a wholly owned subsidiary of Parent.

5.12 Securities Matters. Parent is an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act). Parent is acquiring the equity of the Surviving Corporation for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of such equity or any interest in it. Parent has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the equity of the Surviving Corporation, and Parent is capable of bearing the economic risks of such investment, including a complete loss of its investment in such equity. Parent acknowledges that the equity of the Surviving Corporation has not been registered under the Securities Act, any state securities Law or any applicable foreign securities Law, and agrees that such equity may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable state and foreign securities Law.

5.13 Disclaimer Regarding Projections. In connection with Parent’s and Merger Sub’s due diligence investigation of the Company and its Subsidiaries, Parent and Merger Sub have received from the Company and its Affiliates and its and their representatives certain projections, forward-looking statements, and other forecasts, including projected financial statements, cash flow items, certain business plan information and other data and information, whether written or oral, related to the Company and its Subsidiaries. Parent and Merger Sub expressly acknowledge and agree that (a) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts and plans, (b) Parent and Merger Sub are familiar with such uncertainties and are taking full responsibility for making their own evaluation of the adequacy and accuracy of all projections, forward-looking statements, forecasts and plans so furnished to them, (c) Parent and Merger Sub are not relying upon such projections, forward-looking statements and other forecasts, and (d) Parent and Merger Sub shall have no claim against anyone (and the Company and its Affiliates shall have no liability) with respect to any inaccuracy, misstatement or omission with respect to any such forecasts, predictions, projections, estimates or other materials, documents or information relating to the Company, its Subsidiaries or the Transactions, whether written or oral, made available to Parent, Merger Sub, their respective Affiliates or their respective representatives or any other Person in any data room, confidential information presentation or any other materials or information provided or addressed to Parent, Merger Sub, their respective Affiliates or their respective representatives or any other Person by the Company, its Affiliates or its and their representatives, except in each case as expressly set forth in ARTICLE IV.

5.14 No Further Representations or Warranties. Except as expressly provided in this ARTICLE V, neither Parent nor Merger Sub makes any other express or implied representations or warranties to the Company, and, in entering into this Agreement, the Company expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, other than those representations and warranties set forth in this ARTICLE V. Notwithstanding anything in this Section 5.14 to the contrary, nothing in this Agreement shall limit Parent’s or Merger Sub’s remedies in the event of Fraud.

ARTICLE VI

COVENANTS

6.01 Conduct of the Business.

(a) Except (i) as expressly permitted by this Agreement, (ii) in order to comply with applicable Law or COVID-19 Measures, (iii) for matters set forth on Schedule 6.01(a), or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause its Subsidiaries to, (1) operate its business in the ordinary course of business consistent with past practice in all material respects (including, for the avoidance of doubt, managing the Cash and other working capital items of the Company in all material respects in the ordinary course of business in substantially the same manner heretofore conducted, including the timing of collection of accounts receivable and of the payment of accounts payable, accrual of Taxes and other expenses), (2) use commercially reasonable efforts to preserve intact the business organization, goodwill, assets and properties of the Company and its Subsidiaries, to the extent assets and properties are preserved in the ordinary course of business (3) use commercially reasonable efforts to maintain in all material respects the relationships of the Company and its Subsidiaries with their respective employees, customers, contractors, suppliers and other material business partners and (4) not do any of the following:

(i) except for sales of machinery, equipment, inventory, supplies or materials in the ordinary course of business, (1) sell, transfer, lease, sublease, license, abandon, permit to expire or lapse, or otherwise dispose of (A) any tangible properties or tangible assets (including Real Property) for which the aggregate consideration payable (x) in any individual transaction is in excess of $1,000,000, or (y) in the aggregate is in excess of $2,500,000, or (B) any material Intellectual Property (other than any license that would constitute a Permitted Lien), or (2) disclose any Trade Secrets of the Company or any of its Subsidiaries to any Person other than to the extent consistent with past practice pursuant to a confidentiality agreement (or similar obligation by operation of law);

(ii) commence, settle, compromise, or grant any release of any claim to any pending litigation or arbitration, other than where the amount paid or to be paid does not exceed $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $2,000,000 in the aggregate (determined, in each case, net of insurance proceeds);

(iii) other than in the ordinary course of business, (A) enter into, amend or otherwise modify any Material Contract (or any contract that would constitute a Material Contract if in effect as of the date hereof) or (B) rescind or terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract (or any contract that would constitute a Material Contract if in effect as of the date hereof);

(iv) amend or modify any of the Organizational Documents of the Company or its Subsidiaries;

(v) except as required by any Plan as in effect on the date hereof: (A) increase the compensation or benefits (including severance payments or benefits and payments of bonuses or incentive compensation) of any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries, other than increases to the annual base salary of any employee with annual compensation not in excess of $150,000 effected in the ordinary course of business consistent with past practice (and, in the event Closing does not occur in 2021, other than (x) increases to annual base salaries for current employees whose total annual compensation does not exceed $150,000 and (y) immaterial increases to benefits in connection with the annual renewal or reenrollment of any welfare policies, in each case, in the ordinary course of business consistent with past practice), (B) accelerate the vesting or payment (or funding thereof) of any compensation or benefits of any current or former employee, officer or director of the Company or any of its Subsidiaries, (C) adopt, enter into, amend or terminate any Plan (or any plan, program, agreement or arrangements that would be a Plan if in effect on the date hereof) other than general changes to any Plan that are group health or welfare plans made during the annual renewal or open enrollment process in the ordinary course of business consistent with past practice, or (D) hire or terminate the employment or service (other than for cause) of any of employees or individual independent contractors whose annual base salary exceeds $150,000 (other than the hire of any employee or individual independent contractor who is hired to replace, in the same position, an employee or individual independent contractor whose employment terminates for any reason prior to Closing; provided that the newly hired individual has a starting annual base salary not materially greater than the individual being replaced, and other than the hire of any officer of the Company, which shall be done following consultation with Parent, and whose employment must be “at-will”);

(vi) (A) modify, extend, or enter into any CBA or (B) recognize or certify any Labor Organization or group of employees of the Company as the bargaining representative for any employees of the Company or its Subsidiaries;

(vii) implement any layoffs, facility closings, reductions in force, reductions in compensation or furloughs affecting any group of twenty-five (25) or more employees;

(viii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(ix) except in or from any wholly owned Subsidiary of the Company, purchase any securities or make any material investment in any Person, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, or otherwise acquire direct or indirect control over any Person for which the aggregate consideration paid (A) in any individual transaction is in excess of $500,000, or (B) in the aggregate is in excess of $2,000,000;

(x) dissolve or liquidate or adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi) permit any material portion of assets (including the Real Property) of the Company and its Subsidiaries, taken as a whole, to become subjected to any Lien other than (A) those Liens existing prior to the date of this Agreement which would be removed at or prior to Closing, (B) Permitted Liens or (C) any other Liens created or incurred in connection with any Indebtedness permitted to be incurred or established under Section 6.01(a)(xx);

(xii) amend, modify, extend, renew or terminate any Real Property Lease, and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property, other than any Real Property Lease for which annual consideration paid does not exceed $500,000;

(xiii) make, change, amend, or revoke any Tax election, file any amended Tax Return, settle or compromise, or abandon or fail to diligently conduct, any Tax claim relating to the Company or any of its Subsidiaries, enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), surrender any right to claim any refund of Taxes, change any annual Tax accounting period, enter into any “closing agreement” with any Tax Authority, request or consent to any request for any extension of waiver of the limitations period applicable to any Taxes, or enter into any discussions with any Tax Authority regarding any voluntary disclosure or similar procedure, except, in each case, in the ordinary course of business;

(xiv) make any material change to any accounting method or system of internal accounting control, except (A) as may be appropriate to conform to changes in, regulatory accounting requirements or GAAP or (B) in the ordinary course of business;

(xv) declare, set aside or pay (A) any non-cash dividend or distribution or (B) cash dividend or distribution payable after the Effective Time, except dividends and distributions paid or made by or to the Company’s Subsidiaries;

(xvi) transfer or issue to any Person, pledge or dispose any equity interests of the Company or any of its Subsidiaries or any rights to acquire such equity interests, or redeem any of the capital stock of the Company or any of its Subsidiaries, other than the issuance of Common Stock upon the exercise of In-the-Money Options that are outstanding as of the date of this Agreement pursuant to their terms as in effect as of the date of this Agreement;

(xvii) incur any liability for any capital expenditures in an amount in excess of $1,000,000, other than as contemplated in the Company’s capital expenditure budget set forth in Schedule 6.01(a)(xvii);

(xviii) cancel (except if being replaced) or reduce any insurance coverage;

(xix) materially delay payment of any account payable or other liability beyond its due date or the date on which such liability would have been paid in the ordinary course of business;

(xx) (A) (i) incur, assume, endorse, modify terms of, guarantee, or otherwise become liable for any material Indebtedness for borrowed money, or issue any debt securities; or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material payment obligations of any other Person, except, in each case of clauses (i) and (ii), with respect to (1) obligations of direct or indirect wholly owned Subsidiaries of the Company and other intercompany Indebtedness, (2) Indebtedness incurred (x) under any existing credit facilities (including issuances of letters of credit and incurrences pursuant to any incremental commitments thereunder) of the Company or its Subsidiaries, (y) in the ordinary course of business of the type covered by clauses (c), (i) or (k) of the definition thereof, and (z) in an aggregate principal amount not to exceed $2,000,000, or (3) equipment financings and letters of credit, bankers’ acceptances and similar facilities issued and maintained by the Company or its Subsidiaries, in each case, in the ordinary course of business and reimbursement obligations in respect thereof (to the extent applicable), or (B) make any loans, advances or capital contributions to, or investments in, any other Person, in each case, in excess of $500,000 individually or $2,000,000 in the aggregate; or

(xxi) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company or its Subsidiaries from taking or failing to take any action in good faith (including the establishment of any policy, procedure or protocol) in order to comply with any change in Law or policy (increasing guidelines and directives of industry groups) relating to or resulting from COVID-19; provided that the Company shall reasonably inform Parent prior to taking or failing to take any such actions other than any actions taken in the ordinary course of business consistent with past practice.

(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the business of the Company and its Subsidiaries prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over the operations of the business of its Subsidiaries.

6.02 Access to Books and Records.

(a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 9.01, the Company shall provide Parent and its authorized representatives (including Parent’s independent public accountants and attorneys) (“Parent’s Representatives”) with reasonable access during normal business hours and upon reasonable prior notice to the offices, properties, officers, books and records and personnel of the Company and its Subsidiaries in order for Parent to have the opportunity to make such investigation as it reasonably desires to make of the affairs of the Company and its Subsidiaries; provided that (i) such access does not interfere with the normal business operations of the Company and its Subsidiaries and is in accordance with procedures established by the Company, (ii) such access occurs in such a manner that fully protects the confidentiality of the Transactions and (iii) all requests for such access will be directed to the Chief Executive Officer, the Chief Financial Officer or such other Person as the Company or the Securityholder Representative may designate in writing from time to time (the “Designated Contacts”). Notwithstanding anything to the contrary in this Section 6.02(a), the foregoing shall not require (A) the Company or its Subsidiaries to disclose any information or documents, or provide any access, to Parent or Parent’s Representatives if such disclosure or provision of access would be reasonably likely to (1) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege or (2) contravene any confidentiality obligation, applicable Law, fiduciary duty or agreement (provided that the Company shall cooperate in good faith to provide substantially the information Parent requests in such a manner so as not to waive any legal privilege or contravene any applicable Law, fiduciary duty or agreement), (B) any invasive or intrusive environmental subsurface investigations, sampling or testing without the consent of the Company or its Subsidiaries (which consent shall not be unreasonably delayed, conditioned, or withheld), or (C) the Company to provide (x) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to the Transactions or any information or analysis relating to any such communications or (y) financial or operating data or other information that has not previously been prepared by the Company or its Affiliates, or that is not otherwise prepared in the ordinary course of business. Any information disclosed pursuant to this Section 6.02 will be subject to the provisions of the Non-Disclosure Agreement.

(b) Other than the Designated Contacts, Parent acknowledges and agrees that it is not authorized to and will not (and will cause Parent’s Representatives not to) contact any officer, director, employee, customer, supplier, lessor, lender or other material business relation of the Company or any of its Subsidiaries prior to the Effective Time without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The parties acknowledge that access to, and provision of information pursuant to Section 6.02(a) may be delayed or limited as a result of COVID-19 or any COVID-19 Measures (provided that the Company shall cooperate in good faith to provide substantially the information Parent requests).

6.03 Confidentiality. The terms of the Non-Disclosure Agreement are incorporated into this Agreement by reference and shall continue in full force and effect (and all obligations thereunder shall be binding upon Parent, Merger Sub and their respective Representatives (as defined in the Non-Disclosure Agreement) as if parties thereto) until the Closing, at which time the obligations under the Non-Disclosure Agreement shall terminate. If for any reason the Closing does not occur, the Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

6.04 Regulatory Filings.

(a) The Company and Parent shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate in doing, all things necessary, proper or advisable under applicable antitrust, competition, investment or similar Laws to consummate and make effective the Transactions, which actions include (i) using reasonable best efforts to obtain as promptly as practicable each consent, permit and Order of any Governmental Authority that may be, or become, necessary for the consummation of the Transactions (collectively, “Governmental Approvals”), (ii) cooperating in determining which filings are required or advisable to obtain the Governmental Approval of, or any exemption by, any Governmental Authority, (iii) furnishing all information and documents required by or advisable under applicable Law in connection with Governmental Approvals of, or filings with any Governmental Authority as promptly as practicable, (iv) filing, or causing to be filed, as promptly as practicable following the execution and delivery of this Agreement, applicable notifications with the necessary Governmental Authorities, (v) using reasonable best efforts to obtain as promptly as practicable requisite clearances, approvals, or expiration of any waiting period under the HSR Act and any other applicable antitrust, competition, investment or similar Laws of the jurisdictions set forth in Schedule 6.04(a), and (vi) defending any actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any Order entered by any court or other Governmental Authority vacated or reversed. In furtherance and not in limitation of the foregoing, each party agrees that it will use its reasonable best efforts to file or cause to be made (A) as promptly as practicable, but in any event no later than ten (10) Business Days following the date of this Agreement, any required notification and report forms under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) and (B) as promptly as practicable and advisable (with each party considering in good faith any views or input provided by the other party with respect to the timing thereof) any filing with or notification to any other competent Governmental Authorities set forth on Schedule 6.04.

(b) In connection with, and without limiting, the efforts referenced in Section 6.04(a), the Company and Parent shall (i) promptly furnish to the other, and the Company shall cause its Subsidiaries to furnish to Parent, such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other applicable antitrust, competition, investment or similar Laws (except where such material is redacted for privilege), (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, the DOJ and other Governmental Authorities (except for the parties’ initial filing pursuant to the HSR Act and where such material is confidential to a party in which case it will be provided, subject to applicable Law, to the other party’s counsel on an “external counsel” basis and provided that the parties may redact any information related to the valuation of the Company) and accept any reasonable comments made by that other party, (iii) promptly keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authorities and comply as promptly as practicable with any such inquiry or request and (iv) agree not to, and the Company shall and shall cause its Subsidiaries not to, participate in any substantive meeting or discussion, either in person or by telephone or videoconference, with any Governmental Authority in connection with the Transactions, unless (A) it consults with the other party in advance and (B) gives the other party reasonable opportunity to attend and participate; provided that a party shall not be required to give the other party the opportunity to attend and participate to the extent (1) impracticable, (2) prohibited by such Governmental Authority or (3) such Governmental Authority requests to communicate exclusively with one party. Whether or not the Transactions are consummated, Parent shall be responsible for the payment of all fees and disbursements associated with all filings required pursuant to this Section 6.04.

(c) The Company and Parent will comply as promptly as practicable with any additional reasonable requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Authority. Parent agrees to use its reasonable best efforts to take steps necessary or advisable to avoid or eliminate any impediment under any Law that may be asserted by any Governmental Authority so as to enable the parties to consummate the Transactions as promptly as reasonably practicable and in any event before the Outside Date, including proposing, negotiating, committing to and consenting to any divestiture, sale, disposition, hold separate order or other structural or conduct relief (collectively, a “Burdensome Condition”); provided, further, that nothing contained herein shall require Parent to agree to any Burdensome Condition that would be material to Parent (assuming for the purposes of this determination Parent is of equivalent size to the Company) or to the Company.

(d) Except as specifically required by this Agreement, neither Parent nor Merger Sub shall, directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Governmental Approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order prohibiting the Transactions, or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

(e) Notwithstanding anything in this Section 6.04 to the contrary, nothing in this Section 6.04 shall require, or be deemed to require, Parent, the Company or any of their Affiliates to propose, negotiate, offer to commit, effect or agree to any sale, divestiture, license or disposition of assets or businesses of any of Parent’s or the Company’s Subsidiaries or any behavioral remedy of any of Parent’s or the Company’s Subsidiaries, in each case, that is not conditioned upon the consummation of the Transactions.

(f) In no event shall the Company or any of its Affiliates propose, negotiate, offer to commit, effect or agree to (i) any sale, divestiture, license or disposition of assets or businesses of any of the Company’s Subsidiaries, (ii) any behavioral remedy of any of the Company’s Subsidiaries, or (iii) other action in connection with obtaining the consents and clearances of all Governmental Authorities required to be obtained by the parties in connection with the transaction contemplated hereby without the prior written consent of Parent (which consent shall not be withheld, delayed or conditioned if doing so would be inconsistent with Parent’s obligations under this Section 6.04); provided that none of the Company or any of its Affiliates shall be required to agree to (A) any sale, divestiture, license or disposition of assets or businesses of any of the Company’s Subsidiaries or (B) any behavioral remedy of any of the Company’s Subsidiaries, in each case, that is not conditioned upon the consummation of the Transactions.

6.05 Conditions. Subject to Section 6.04, each of the parties hereto will use its respective commercially reasonable efforts to do all things necessary, proper or advisable to cause all conditions set forth in ARTICLE VIII to be satisfied as promptly as practicable and, in any event, on or before the Outside Date.

6.06 Availability of Funds. Parent and Merger Sub shall procure and have available, as of the Closing, funds sufficient to pay all of the cash amounts required to be provided by Parent or Merger Sub for the consummation of the Transactions, including any amounts payable in connection with the adjustment contemplated by Section 2.09, and all related fees and expenses required to be paid as of the Closing.

6.07 Financing Cooperation.

(a) Prior to the Closing and subject to the limitations in, and prior to the termination of, this Agreement, the Company shall, and shall cause Tensar to, use commercially reasonable efforts (at Parent’s sole cost and expense) to cause the appropriate officers and employees of the Company and Tensar to, provide such cooperation as is necessary, customary and reasonably requested by Parent upon reasonable prior notice to assist Parent in connection with the arrangement of any debt financing sought by Parent or any of its Affiliates for the purpose of financing the Transactions, including in connection with Parent’s existing financing agreements (the “Financing”). Notwithstanding anything to the contrary in this Agreement, none of the Company, Tensar or any officer, employee or representative of any of the foregoing, shall be required to pay any commitment or other similar fee, or approve any document or other matter related to the Financing or incur or reimburse any costs or expenses or incur any other liability or obligation of any kind or give any indemnities prior to the Closing in connection with the Financing.

(b) Notwithstanding anything to the contrary in this Section 6.07, Parent expressly acknowledges and agrees that (i) its obligation to consummate the Transactions on the terms and subject to the conditions set forth herein are not contingent on (x) the availability or obtaining of any debt or equity financing (including the Financing) or the receipt of the proceeds therefrom or (y) the Company’s (or any of its Subsidiaries’ (including Tensar’s)) compliance with this Section 6.07, (ii) the Company and its Subsidiaries (including Tensar) will be deemed to be in compliance with this Section 6.07, and neither Parent nor any of its Affiliates shall allege that the Company or any of its Subsidiaries (including Tensar) is not or has not been in compliance with this Section 6.07, regardless of whether the Company or any of its Subsidiaries (including Tensar) take or omit to take any action pursuant to this Section 6.07, (iii) none of the representations, warranties or covenants of the Company (on behalf of itself or any of its Subsidiaries (including Tensar)) set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken or omitted to be taken by the Company or any of its Subsidiaries (including Tensar) set forth in this Section 6.07, and (iv) any obligation of the Company or any of its Subsidiaries (including Tensar) under this Section 6.07 will terminate immediately upon the earlier of the Closing Date and the date this Agreement is terminated.

(c) Neither the Company nor any of its Affiliates or Subsidiaries shall have any liability to Parent in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 6.07.

(d) All non-public or other confidential information provided by or behalf of the Company to Parent or its Affiliates or any of their respective representatives pursuant to this Section 6.07 shall be kept confidential in accordance with the terms of the Non-Disclosure Agreement.

(e) Parent shall indemnify and hold harmless the Company, Tensar and their respective representatives and Affiliates from and against all Losses suffered or incurred by any of them in connection with the obligations under this Section 6.07, any Financing or any information used in connection with such Financing, except for any of the foregoing to the extent the same is the result of Fraud committed by or on behalf of the Company in connection with this Agreement or the Transactions, and then limited only to the extent of such Fraud. Parent shall promptly (and in any event within two (2) Business Days of delivery of documentation evidencing the applicable cost or expense), upon request by the Company, reimburse the Company or the Subsidiaries of the Company for all out-of-pocket costs and expenses (including outside attorneys’ fees and disbursements) incurred by the Company, Tensar or any of their respective representatives and Affiliates in connection with the cooperation contemplated by this Section 6.07.

6.08 R&W Insurance Policy. Parent may, in its sole discretion, obtain a representation and warranty insurance policy in connection with this Agreement and the transactions contemplated hereby (the “R&W Insurance Policy”). The Company, Tensar and their respective representatives and Affiliates shall reasonably cooperate with Parent in obtaining the R&W Insurance Policy. The R&W Insurance Policy shall at all times provide that the insurers irrevocably waive and agree not to pursue directly or indirectly subrogation or contribution against the Company or any of its Affiliates or any past, present or future direct or indirect equity holder, director, manager, member, officer, employee, advisor, agent or representative of any of the foregoing based upon, arising out of, relating to or resulting from this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement (the “Subrogation Waiver”), other than in the case of Fraud, and then only to the extent of such Fraud, and such Persons shall be express third-party beneficiaries of the Subrogation Waiver with respect to the representations and warranties set forth in ARTICLE IV. Parent and its Affiliates shall not consent to, amend, waive or otherwise modify the Subrogation Waiver in any manner adverse to the foregoing Persons in any material respect without their prior express written consent. Parent shall be solely responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, broker fees, underwriting fees, retention amounts, taxes, expenses and costs of any nature whatsoever.

6.09 Solicitation. The Company agrees that following the date of this Agreement, none of the Company, nor any of its Subsidiaries, nor any of their respective Affiliates, officers, directors, managers, agents, advisors, attorneys or other representatives will, directly or indirectly, (i) solicit, initiate, consider, facilitate, encourage or accept or furnish to any other Person any information with respect to, or initiate or engage in discussions or negotiations with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the issued share capital of the Company or any of its Subsidiaries or all or any of the assets of the Company or any of its Subsidiaries (other than the sale of inventory in the ordinary course of business consistent with past practice), or similar transactions involving the Company and its Subsidiaries (an “Acquisition Transaction”), (ii) provide non-public information or documentation with respect to the Company to any Person, other than Parent or its Affiliates or its or their representatives, relating to an Acquisition Transaction; or (iii) enter into any definitive agreement with any Person, other than Parent or its Affiliates, effecting an Acquisition Transaction. The Company shall, and shall cause its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing and (B) deliver a request to any such Person to promptly return to the Company or destroy all non-public information previously furnished or made available to such Person or any of its representatives by or on behalf of the Company or its representatives.

6.10 Repayment of Specified Indebtedness. The Company shall reasonably cooperate with Parent in seeking the delivery, or causing to be delivered, prior to the Closing, the Payoff Letters.

6.11 Certain Post-Signing Actions. Prior to the Closing, the Company shall take the actions set forth in Schedule 6.11.

6.12 Requisite Stockholder Approval. The Company shall deliver to Parent the Requisite Stockholder Approval within twenty-four (24) hours of the date of this Agreement.

6.13 Related Party Transactions. Except as set forth on Schedule 6.13, the Company will cause each of the contracts set forth on Schedule 4.20 to be terminated as of the close of business on the day prior to the Closing Date.

ARTICLE VII

ADDITIONAL COVENANTS

7.01 Post-Closing Access to Information. From and after the Closing until the seventh (7th) anniversary of the Closing Date, Parent shall, and shall cause the Surviving Corporation to, provide the Securityholder Representative and its representatives with reasonable access (for the purpose of examining and copying at the Company’s expense), during normal business hours and upon reasonable notice, to the books and records of the Company and its Subsidiaries for any reasonable purpose with respect to periods or occurrences prior to or on the Closing Date and including any purpose that is reasonably relevant to the Stockholders’ Tax liabilities or status as equityholders of the Company during such periods; provided that (a) such access does not interfere with the normal business operations of the Surviving Corporation, and (b) such disclosure or provision of access would not be reasonably likely to (i) jeopardize any attorney-client privilege, attorney work product protection or other legal privilege or (ii) contravene any confidentiality obligation, applicable Law, fiduciary duty or agreement; provided, further, that the Surviving Corporation shall cooperate in good faith to provide substantially the information the Securityholder Representative requests in such a manner so as not to waive any legal privilege or contravene any applicable Law, fiduciary duty or agreement. Unless otherwise consented to in writing by the Securityholder Representative, Parent will not, and will not permit the Surviving Corporation, until the seventh (7th) anniversary of the Closing Date, including any waivers or extensions thereof, to destroy, alter or otherwise dispose of any of the books and records of the Surviving Corporation or its Subsidiaries for any period prior to the Closing Date without first giving reasonable prior written notice to the Securityholder Representative and offering to surrender to the Securityholder Representative (on behalf of the Stockholders) such books and records or any portion thereof which Parent or the Surviving Corporation may intend to destroy, alter or dispose of; provided that in no event shall the Surviving Corporation or its Subsidiaries be obligated to retain any books and records for a period longer than the applicable retention period under, or in a manner inconsistent in any material respect with any other term of, any Company retention policy in effect as of the date of this Agreement.

7.02 Director and Officer Indemnification and Insurance.

(a) For a period of six (6) years after the Closing Date, Parent will not, and will not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or otherwise modify any provision in the Company’s or any of its Subsidiaries’ Organizational Documents or in any other agreement as of the date of this Agreement, in each case to the extent relating to the exculpation or indemnification of any Person who was, is now, or has been at any time prior to the Closing, a director, officer, member, manager or employee (in each case, or the functional equivalent) of the Company or its Subsidiaries or who was serving at the request of the Company or its Subsidiaries as a director, officer, member, manager or employee (in each case, or the functional equivalent) of another corporation, limited liability company, joint venture or other enterprise (each such person, a “D&O Indemnitee”) or any expense reimbursement or advancement with respect thereto (except to the extent required by Law), it being the intent of the parties that the D&O Indemnitees will continue to be entitled to such exculpation, indemnification and expense reimbursement or advancement to the fullest extent permitted by applicable Law for a period of six (6) years after the Closing Date.

(b) In addition to the other rights provided for in this Section 7.02(b) and not in limitation thereof, from and after the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law and the Surviving Corporation’s and its Subsidiaries’ Organizational Documents, (i) indemnify and hold harmless (and release from any liability or obligation to Parent or the Surviving Corporation or any of their respective Subsidiaries), the D&O Indemnitees against all D&O Expenses and Losses, including judgments or amounts paid in settlement in respect of any threatened, pending or completed Proceeding, based on, arising from or relating to the fact that such Person is or was a D&O Indemnitee and arising out of or relating to acts or omissions occurring on or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the Transactions) (a “D&O Indemnifiable Claim”) and (ii) advance to such D&O Indemnitee all Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor for a period of six (6) years after the Closing Date; provided, that such D&O Indemnitee to whom expenses are advanced provides an undertaking to repay such advance if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnitee is not entitled to indemnification. Notwithstanding anything to the contrary in this Section 7.02, the obligations of the D&O Indemnifying Parties with respect to any D&O Indemnifiable Claim existing prior to the six (6) year anniversary of the Closing Date shall continue until such time as the D&O Indemnifiable Claim is fully and finally resolved. For the purposes of this Section 7.02(b), “D&O Expenses” means attorneys’ fees and all other costs, charges, disbursements and expenses paid or incurred by or on behalf of a D&O Indemnitee in connection with any D&O Indemnifiable Claim.

(c) At or prior to the Closing, the Company shall, at its sole cost and expense, cause to be obtained six (6)-year pre-paid, irrevocable and non-cancellable directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance (including with respect to any such locally admitted country policies) (the “D&O Tail Insurance”) covering the persons insured under the Company’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance in effect as of the Closing (such persons, “Insured Persons” and such insurance, the “Current Insurance”) with respect to any actual or alleged error, misstatement, misleading statement, act, omission, circumstance, event, neglect, breach of duty or any matter claimed against an Insured Person by reason of him or her serving in such capacity, in each case, that actually or allegedly existed or occurred at or prior to the Closing (including in connection with the approval or execution of this Agreement or the Transactions or arising out of, relating to or resulting from this Agreement and the Transactions), from insurance carriers with A.M. Best financial strength ratings of “A-” or better, and with terms and conditions (including with respect to limits, retentions and scope of coverage) at least as favorable to the Insured Persons as the Current Insurance. Parent shall not, and shall cause the Surviving Corporation not to, amend, change or modify the D&O Tail Insurance in any manner adverse to any Insured Person without the prior written consent of such Insured Person. From and after the Closing, Parent shall (and shall cause the Surviving Corporation or its Subsidiaries or Affiliates, as applicable, to) continue to honor its obligations under any D&O Tail Insurance, and shall not cancel (or permit to be cancelled) or take (or cause to be taken) any action or omission that would reasonably be expected to result in the cancellation thereof. Notwithstanding anything herein to the contrary, in no event will the Company or its applicable Affiliates (including, following the Closing Date, the Surviving Corporation) be required to pay an aggregate premium for such D&O Tail Insurance in excess of 300% of the annual premium paid for the Current Insurance.

(d) In the event that all or substantially all of the assets of the Surviving Corporation are sold, whether in one transaction or a series of transactions, then, in each such case, proper provision shall be made to ensure that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.02. The provisions of this Section 7.02 will apply to all of the successors and assigns of the Surviving Corporation.

(e) Notwithstanding anything to the contrary herein, neither Parent nor the Surviving Corporation shall have any obligation under this Section 7.02 for any claims or actions brought against directors or officers of the Company or any of its Subsidiaries in their capacity as Holders by any third party.

(f) With respect to any indemnification obligations of Parent, the Surviving Corporation or any Subsidiaries pursuant to this Section 7.02, Parent hereby acknowledges and agrees that (i) it, the Surviving Corporation or any Subsidiaries shall be the indemnitors of first resort with respect to all indemnification obligations of Parent, the Surviving Corporation or any Subsidiaries pursuant to this Section 7.02 (i.e., their obligations to an applicable D&O Indemnitee are primary and any obligation of any other Person to advance expenses or to provide indemnification and/or insurance for the same expenses or liabilities incurred by such D&O Indemnitee are secondary) and (ii) it, the Surviving Corporation and its Subsidiaries irrevocably waive, relinquish and release any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The provisions of this Section 7.02 shall survive the consummation of the Transactions and are expressly intended to benefit, and to be enforceable by, each of the D&O Indemnitees and their respective heirs, assigns and personal representatives.

(g) The obligations of Parent, the Surviving Corporation and their Subsidiaries under this Section 7.02 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 7.02 applies without the consent of such affected Person.

7.03 Employee Matters.

(a) Employees of the Company and its Subsidiaries as of immediately prior to the Closing who continue their employment with the Surviving Corporation or any of its Subsidiaries immediately following the Closing are referred to herein as the “Continuing Employees.” For a period of at least twelve (12) months following the Closing Date (or, if earlier, the date of a Continuing Employee’s termination, with respect to such Continuing Employee only) (the “Continuation Period”), Parent will or will cause the Surviving Corporation to provide Continuing Employees with (i) base salary and hourly wages no less than those in effect immediately prior to the Closing, (ii) short-term incentive compensation opportunities (including commissions and annual bonuses, but excluding employee equity incentive compensation and the TAC Acquisition Corp. 2016 Bonus Unit Plan, defined benefit plans, non-qualified retirement plan benefits or post-termination welfare plans or arrangements) that are substantially comparable in the aggregate to those in effect immediately prior to the Closing, (iii) other employee benefits that are substantially comparable in the aggregate to those in effect immediately prior to the Closing under the Plans set forth on Schedule 4.16(a) (other than any long-term incentive and equity-incentive opportunities, nonqualified deferred compensation, defined benefit plans for Continuing Employees outside the U.K., or retiree medical or life insurance programs) (provided, that in the event an employee benefit plan or program described in this clause (iii) cannot be provided for the Continuation Period on the basis that the comparable plan or program offered by Parent and its Affiliates is frozen to new employees or is not available to similarly situated employees of Parent and its Affiliates (an “Unavailable Benefit”), then Parent shall make available to the impacted Continuing Employee an alternative arrangement that provides, or otherwise compensates such impacted Continuing Employee(s) for, a substantially comparable benefit as the Unavailable Benefit (an “Alternative Arrangement”)), and (iv) with respect to any other employee benefits that are not set forth on Schedule 4.16(a) (excluding, in each case, any long-term incentive and equity-incentive opportunities, nonqualified deferred compensation, defined benefit plans for Continuing Employees outside the U.K., or retiree medical or life insurance programs), employee benefits that are substantially comparable in the aggregate to such employee benefits as in effect immediately prior to the Closing (provided, that in the event of an Unavailable Benefit (provided, that for this purpose the references to “clause (iii)” in the definition of “Unavailable Benefit” shall be deemed to be references to “clause (iv)”), then Parent shall make available to the impacted Continuing Employee an Alternative Arrangement (provided, that for this purpose the references to “clause (iii)” in the definition of “Alternative Arrangement” shall be deemed to be references to “clause (iv)”)); provided, further, that all employee benefits or arrangements made available under clause (iv) will not, individually or in the aggregate, exceed $200,000 in value)). Without limiting the generality of the foregoing, from and after the Closing, Parent will, or will cause the Surviving Corporation to, provide severance pay and benefits to any Continuing Employee whose employment is terminated by Parent or any of its Affiliates (including the Surviving Corporation) during the Continuation Period on terms and in amounts that are no less favorable than the severance pay and benefits that are provided to similarly situated employees of Parent and its Subsidiaries.

(b) Without limiting the generality of Section 7.03(a), from and after the Effective Time, Parent will, or will cause the Surviving Corporation to, honor and continue during the Continuation Period all of the Company’s and its Subsidiaries’ employment, severance, retention, termination and change in control plans, policies, programs, agreements and arrangements maintained by the Company or any of its Subsidiaries, in each case, as in effect at the Effective Time (including, without limitation, each of the retention bonus agreements set forth on Schedule 7.03(b)), with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), subject to any rights to terminate, amend or modify such Plans in accordance with their terms.

(c) Parent further agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to, grant all Continuing Employees credit to the same extent and for the same purpose as recognized under any Plan set forth on Schedule 4.16(a) for service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary) earned prior to the Closing Date for purposes of eligibility to participate, vesting and, with respect to vacation, paid time off and severance only, determining the level of benefits, under the analogous benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent, the Surviving Corporation or any of their Affiliates on or after the Closing Date under which the Continuing Employee may be eligible to participate (the “New Plans”), except that such service will not be credited to the extent such service credit would result in the duplication of benefits or for purposes of any defined benefit pension plan for Continuing Employees outside the U.K. or retiree health or welfare plan or equity based plan. To the extent reflected in Net Working Capital or otherwise set forth on Schedule 7.03(c) (which schedule may be updated by the Company prior to the Closing, including at Parent’s request), Parent will, or will cause the Surviving Corporation to, honor all accrued but unused vacation, paid time off, personal and sick days of Continuing Employees as of the Closing Date. In addition, Parent will use commercially reasonable efforts to cause the Surviving Corporation to (a) waive pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are health benefit plans to the extent waived or satisfied by an employee under any comparable Plan as of the Closing Date, and (b) take into account any covered expenses incurred under the comparable Plan on or before the Closing Date by any Continuing Employee (or covered dependent thereof) for purposes of satisfying corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan.

(d) Parent will, or will cause the Surviving Corporation to, honor, fulfill and fully satisfy any and all obligations for and shall pay any unpaid incentive bonuses and commissions, whether the obligation with respect thereto arises before, after or as a result of the Closing Date, payable to any Continuing Employee pursuant to the terms of any Plans in effect as of immediately prior to the Effective Time. To the extent that a Continuing Employee becomes entitled to payment of an incentive bonus or commission pursuant to such Plan, in no event shall the amount of such payment by Parent to each Continuing Employee, when they ultimately become due, be less than the amount of such incentive bonus or commissions that was accrued as of the Closing Date with respect to such Continuing Employee.

(e) Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, Parent will, or will cause the Surviving Corporation and its Subsidiaries to honor the terms of each CBA applicable to the Continuing Employees until such agreement otherwise expires pursuant to its terms or is modified by the parties thereto, in each case, subject to applicable Law. Prior to the Closing, the Company and its Subsidiaries shall fully and timely comply with any notice, information, bargaining or consultation obligations to any Labor Organization, which is representing any employee, or any labor tribunal, under applicable CBA or Law, in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.

(f) If requested by Parent at least fifteen (15) Business Days prior to the Closing Date, the Company shall adopt written resolutions necessary and appropriate to terminate each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code (the “Company 401(k) Plan”), effective no later than one (1) day immediately preceding the Closing Date. The Company shall deliver to Parent, no later than one (1) day immediately preceding the Closing Date, evidence that the board of directors of the Company has validly adopted such resolutions to (i) terminate such Company 401(k) Plan (the form and substance of which shall be subject to prior review and approval of Parent); (ii) cease all contributions to such Company 401(k) Plan; and (iii) fully vest the account balance of each participant in such Company 401(k) Plan, such termination, cessation of contributions and vesting to be effective no later than one (1) day immediately preceding the Closing Date. If Parent requests the termination of such Company 401(k) Plan in accordance with this Section 7.03(f), then as soon as administratively practicable following the Closing Date, Parent shall (or shall cause the Surviving Corporation or one of its Affiliates to) have in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Parent 401(k) Plan”) in which the Continuing Employees shall be eligible to participate as soon as administratively practicable. As soon as practicable following the Closing Date, the Company 401(k) Plan shall make a distribution available to each Continuing Employee who has an account balance in the Company 401(k) Plan, in accordance with the provisions of the Company 401(k) Plan and applicable law, and the Parent 401(k) Plan shall, as soon as administratively practicable, permit each Continuing Employee who has an account balance in the Company 401(k) Plan to elect to rollover such account balance (including promissory notes evidencing all outstanding loans and subject to any qualified domestic relations orders pursuant to Section 414(p) of the Code), determined as of the valuation date next preceding the date of transfer, to the Parent 401(k) Plan.

(g) No provision of this Agreement shall (i) create any right in any employee of the Company or any other Person to continued employment by Parent, the Company or the Surviving Corporation, or preclude the ability of Parent, the Company or the Surviving Corporation to terminate the employment of any employee for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Plans or Non-U.S. Plan, or limit or prevent the amendment, modification or termination thereof, or any other benefit or compensation plan, program, policy, contract, agreement or arrangement, at any time; (iii) confer upon any Continuing Employee or any other Person any rights or remedies under or by reason of this Agreement; or (iv) be treated as an adoption, creation, establishment, amendment, or termination of any benefit or compensation plan, program, agreement or arrangement.

(h) Parent agrees that, from and after the Closing Date, Parent will, or will cause the Surviving Corporation to, honor, fulfill and fully satisfy any and all of the Company’s and its Subsidiaries’ obligations in respect of any Plan that is a defined benefit pension plan established in the U.K., and that Parent shall not, and shall ensure that the Surviving Corporation shall not take any steps which would or would be reasonably likely to result in (i) the U.K. Pensions Regulator issuing or threatening to issue any contribution notice, financial support direction or restoration order or such other enforcement power available to the U.K. Pensions Regulator (as defined in the UK Pensions Act 2004) in relation to any such plans; or (ii) any civil or criminal proceedings being brought or threatened under the Pension Schemes Act 2021 in relation to any such plans.

7.04 Tax Matters.

(a) Taxes; Tax Returns. The Company and its Subsidiaries shall timely pay or cause to be paid all Taxes that become due and payable after the date hereof and prior to the Closing Date in a manner consistent with prior practice. All Tax Returns of the Company and its Subsidiaries that are required to be filed after the date hereof and on or prior to the Closing Date shall be prepared in a manner consistent with prior practice. With respect to each Tax Return for Income Taxes of the Company and its Subsidiaries to be filed on Form 1120 (or any equivalent state form) after the date hereof and prior to the Closing Date, the Company shall submit a draft of such Tax Return to Parent at least fifteen (15) days prior to the filing due date of such Tax Return, and the Company shall consider in good faith any comments timely received from Parent regarding such Tax Return.

(b) Transfer Taxes. Parent will bear all sales, recording, stamp, documentary, real property transfer or other similar Tax imposed as a result of the Transactions and any penalties, interest or additions to Tax with respect thereto (collectively, “Transfer Taxes”); provided that, for the avoidance of doubt, Transfer Taxes shall not include any Income Taxes of any Holder or any direct or indirect capital gains or similar indirect transfer related Taxes (including any withholding Taxes imposed in respect thereof) imposed on or in respect of the sale or direct or indirect transfer of the Company or any of its Subsidiaries pursuant to this Agreement or any penalties, interest or additions to Tax with respect thereto, (collectively, “Holder Income or Indirect Taxes”). Holders shall bear any Holder Income or Indirect Taxes. The parties agree to cooperate in the filing of any Tax Returns with respect to the Transfer Taxes, including promptly supplying any information in their possession that is reasonably necessary to complete such Tax Returns and to use commercially reasonable efforts to cooperate to mitigate, reduce or eliminate any Transfer Taxes.

(c) Straddle Period Allocation. For all relevant purposes of this Agreement, all Taxes and Tax liabilities attributable to a Straddle Period shall be apportioned as follows: (i) property, ad valorem, intangible and other periodic Taxes (for the avoidance of doubt excluding Income Taxes, sales and use Taxes, or payroll Taxes) allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) Taxes (other than Taxes allocable under clause (i) of this definition), for the avoidance of doubt including Income Taxes, sales and use Taxes, or payroll Taxes, allocable to the Pre-Closing Tax Period shall be computed on the basis of a “closing of the books,” as if such taxable period ended as of the end of the day on the Closing Date (and in the case of any Taxes attributable to the ownership of any interest in any partnership, other “flow-through” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or foreign Law), such computation shall be made as if the taxable period of such partnership, other “flow-through” entity or “controlled foreign corporation” ended as of the end of the day on the Closing Date).

(d) Tax Sharing Agreements. Any and all Tax Sharing Agreements (other than any Ordinary Course Tax Sharing Agreement or any Tax Sharing Agreement that is solely by and among the Company and any of its Subsidiaries) shall be terminated in full with respect to the Company and any of its Subsidiaries as of the Closing and neither the Company nor any of its Subsidiaries shall have any further liabilities thereunder for any Taxable period.

(e) Cooperation. The Holders and the Securityholder Representative agree, upon Parent’s request, to use their commercially reasonable efforts to provide, or obtain from any Tax Authority or any other Person, any certificate or other document, as may be necessary to mitigate, reduce or eliminate any withholding Taxes (including any withholding Taxes in respect of any Holder Income or Indirect Taxes) or Transfer Taxes that could be imposed in connection with the transactions contemplated by this Agreement. From and after the Closing until the expiration of the applicable statute of limitations, the Securityholder Representative and the Holders shall reasonably cooperate in good faith (including by providing relevant information or records) with Parent, the Company and the Subsidiaries of the Company, as and to the extent reasonably requested by Parent, the Company or the Subsidiaries of the Company, in connection with the preparation and filing of any Tax Return, any audit, litigation or other Proceeding with respect to Taxes, or the determination of or payment in respect of Taxes, in each case, in respect of the Company or the Company Subsidiaries for any Pre-Closing Tax Period.

(f) Non-Avoidance. Parent, Holders, and the Securityholder Representative shall not take any action with respect to the Company and shall cause the Company and its Subsidiaries not to take any action that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

7.05 280G. To the extent that the Company determines that Section 280G of the Code is applicable to the Transactions, the Company shall request that each Person (each, a “Disqualified Individual”) to whom any payment or benefit is required or proposed to be made in connection with the Transactions that could constitute “parachute payments” under Section 280G(b)(2) of the Code (“Section 280G Payments”) execute a written agreement waiving such Disqualified Individual’s right to receive some or all of such payment or benefit (the “Waived Benefits”), to the extent necessary so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed a parachute payment, and accepting in substitution for the Waived Benefits the right to receive the Waived Benefits only if approved by the Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code. In connection with the foregoing, to the extent that any contract, agreement, or plan is entered into by Parent or its Affiliates and a Disqualified Individual in connection with the transactions contemplated by this Agreement before the Closing Date (the “Purchaser Arrangements”), Parent shall provide the Company with a copy of such contract, agreement or plan prior to the Closing Date. Prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual who has executed a waiver in accordance with this Section 7.05 for approval by the Stockholders and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the Stockholders in a manner that complies with Section 280G(b)(5)(B) of the Code; provided that in no event shall this Section 7.05 be construed to require the Company (or any of its Affiliates) to compel any Disqualified Individual to waive any existing rights under any contract or agreement that such Disqualified Individual has with the Company or any of its Affiliates or any other Person, and in no event shall the Company (or any of its Affiliates) be deemed in breach of this Section 7.05 if any such Disqualified Individual refuses to waive any such rights or if the Stockholders fail to approve any Waived Benefits. The Company shall provide Parent and its counsel with a copy of the waiver agreement and the disclosure statement contemplated by this Section 7.05 at least five (5) Business Days prior to delivery to each Disqualified Individual and the Stockholders of such waiver agreement and disclosure statement, respectively, and the Company shall incorporate any changes reasonably requested by Parent or its counsel.

7.06 Further Assurances. From and after the Closing, upon the reasonable request and at the cost and expense, if any, of the other party, each party shall use commercially reasonable efforts to execute, acknowledge and deliver all such additional instruments and other documents and take, or cause to be taken, such further actions as may be reasonably required or necessary to carry out the Transactions.

7.07 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Skadden may serve as counsel to each and any Stockholder and its respective Affiliates (collectively, the “Stockholder Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions, and that, following consummation of the Transactions, Skadden (or any successor) may serve as counsel to the Stockholder Group or any director, member, partner, officer, employee or Affiliate of the Stockholder Group, in connection with any Proceeding arising out of or relating to this Agreement or the Transactions notwithstanding its representation of the Company and its Subsidiaries prior to the Closing, and each of the parties hereto hereby knowingly and irrevocably consents thereto and waives any conflict of interest arising therefrom, and each of such parties will cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of Parent and the Company (on behalf of itself and its Subsidiaries) hereby knowingly and irrevocably (a) waive any claim they have or may have that Skadden has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, the Company or any of its Subsidiaries and any member of the Stockholder Group, Skadden may represent any member of the Stockholder Group in such dispute even though the interests of such Person(s) may be directly adverse to Parent, the Company or its Subsidiaries, and even though Skadden may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. Parent and the Company (on behalf of itself and its Subsidiaries) also further agree that as to all privileged communications among any of Skadden, the Company, its Subsidiaries, and the Stockholder Group that relate in any way to the Transactions and the other documents contemplated hereby, shall be deemed privileged and confidential, and the attorney-client privilege and the expectation of client confidence shall belong exclusively to the Stockholder Group and shall be controlled by the Securityholder Representative (on behalf of the Stockholder Group) and will not pass to or be claimed by Parent, the Company or any of its Subsidiaries; provided, however, that such privileged communications shall not be used by the Securityholder Representative (or any Holders) against Parent in any adverse Proceeding. Neither the representation by Skadden of the Company, the Securityholder Representative or any Company representative, nor the inclusion of any other member of the Stockholder Group, will be asserted as the sole basis for challenging a communication as privileged. Notwithstanding the foregoing, if a dispute arises after the Closing among Parent, Merger Sub, the Company or any of their respective Affiliates, on the one hand, and a third party (other than a party to this Agreement or any of their respective Affiliates) on the other hand, the Company, Parent and Merger Sub may assert the attorney-client privilege, the work product privilege or any other applicable privilege or immunity from disclosure to prevent disclosure of confidential communications to such third party; provided that none of the Company, Parent, Merger Sub or any of its Affiliates may waive any such privilege without the prior written consent of the Securityholder Representative.

ARTICLE VIII

CONDITIONS TO CLOSING

8.01 Conditions to Parent’s and Merger Sub’s Obligations. The respective obligations of Parent and Merger Sub to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by Parent (in its sole discretion)) of each of the following conditions at or prior to the Closing:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company (other than the Company Fundamental Representations) contained in ARTICLE IV shall be true and correct as of the date hereof and as of the Closing as if made on and as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, individually or in the aggregate, would not have a Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause “(i),” no effect shall be given to the exceptions or qualifications of “material” or “Material Adverse Effect” in such representations and warranties, (ii) the representations and warranties of the Company set forth in Section 4.03 (Capitalization) shall be true and correct as of the date hereof and as of the Closing as if made on and as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, that are the result of a de minimis inaccuracy which, in and of themselves, shall not result in the failure of the condition set forth in this Section 8.01(a), and (iii) the Company Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date).

(b) Covenants of the Company. The Company shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Certificate of the Company. The Company (or the Securityholder Representative) shall have delivered to Parent a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying the conditions set forth in Section 8.01(a), Section 8.01(b) and Section 8.01(d) have been satisfied.

(d) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred and is continuing.

8.02 Conditions to the Company’s Obligations. The obligations of the Company to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Company (in its sole discretion)) of each of the following conditions at or prior to the Closing:

(a) Representations and Warranties of Parent and Merger Sub. (i) The representations and warranties of Parent and Merger Sub (other than the Parent Fundamental Representations) contained in ARTICLE V shall be true and correct as of the date hereof and as of the Closing as if made on and as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct as of such date), except for breaches or inaccuracies, as the case may be, as to matters that, would not have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of the condition in this clause “(i),” no effect shall be given to the exceptions or qualifications of “material” in such representations and warranties and (ii) the Parent Fundamental Representations shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on and as of such date (other than any such representation and warranty that is made as of a specific date, which representation and warranty shall have been true and correct in all material respects as of such date).

(b) Covenants of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with the covenants and agreements contained in this Agreement required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Certificate of Parent and Merger Sub. Parent shall have delivered to the Securityholder Representative (on behalf of the Stockholders) a certificate signed by an authorized officer of each of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

8.03 Mutual Conditions to Closing. The respective obligations of each party to this Agreement to consummate the Transactions are subject to the satisfaction (or, if permitted by applicable Law, waiver by mutual consent of Parent and the Company) of the following conditions at or prior to the Closing:

(a) Regulatory Approvals. All (i) waiting periods (and any extensions thereof) under the HSR Act applicable to the Transactions shall have expired or been terminated and (ii) Required Approvals shall have been obtained.

(b) No Orders. No Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect and prohibits, restricts, enjoins or makes illegal the Merger pursuant to this Agreement.

8.04 Waiver of Conditions. The conditions set forth in Section 8.01 may only be waived by written notice from Parent. The conditions set forth in Section 8.02 may only be waived by written notice from the Company. The conditions set forth in Section 8.03 may only be waived by written notice from Parent and the Company. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this ARTICLE VIII, as applicable, to be satisfied if such failure was caused by such party’s failure to (a) use, as required by this Agreement, its reasonable best efforts to consummate the Transactions or (b) otherwise comply with any provision of this Agreement, in all material respects.

ARTICLE IX

TERMINATION

9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Parent and the Company;

(b) by Parent (so long as neither Parent nor Merger Sub is then in material violation or breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement), if there has been a violation, breach or failure to perform by the Company of any representation, warranty, covenant or agreement contained in this Agreement which violation, breach or failure to perform by the Company would cause any condition set forth in Section 8.01 or 8.03 not to be satisfied and such (i) condition set forth in Section 8.01 or 8.03 is incapable of being satisfied by the Outside Date or (ii) violation, breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that the Company was notified by Parent in writing of such violation, breach or failure to perform or (B) the day prior to the Outside Date;

(c) by the Company (so long as the Company is not then in material violation or breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement), if there has been a violation, breach or failure to perform by Parent or Merger Sub of any covenant, representation, warranty or agreement contained in this Agreement which violation, breach or failure to perform by Parent or Merger Sub would cause any condition set forth in Section 8.02 or 8.03 not to be satisfied and such (i) condition set forth in Section 8.02 or 8.03 is incapable of being satisfied by the Outside Date or (ii) violation, breach or failure to perform has not been cured on or prior to the earlier of (A) the date that is thirty (30) days from the date that Parent or Merger Sub was notified by the Company in writing of such violation, breach or failure to perform or (B) the day prior to the Outside Date; provided that the failure by Parent to deliver the Merger Consideration at the Closing by the date the Closing is required to have occurred pursuant to this Agreement shall not be subject to cure unless otherwise expressly agreed to in writing by the Company;

(d) by either Parent or the Company, if the Closing has not been consummated on or before June 3, 2022 (the “Original Outside Date”); provided that if on the Original Outside Date the conditions to Closing set forth in Section 8.03 (solely to the extent the matter giving rise to the failure of such condition is only related to the approval under the HSR Act or under any other applicable antitrust, competition, investment or similar Laws of the jurisdictions set forth in Schedule 6.04(a)) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on the Original Outside Date) or waived by all parties entitled to the benefit of such conditions, then such date shall automatically be extended, without any action on the part of any party hereto, to September 3, 2022 (the “Outside Date Extension” and, as the Original Outside Date may be extended up to the Outside Date Extension, the “Outside Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(d) will not be available to any party whose breach of this Agreement has been the proximate cause of the failure of the Closing to occur by the Outside Date;

(e) by either Parent or the Company, if any Governmental Authority of competent authority and jurisdiction shall have issued an Order or enacted a Law that remains in effect, in each case, which permanently prohibits, restricts, enjoins or makes illegal the Merger pursuant to this Agreement and such Order or Law shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(e) shall have used commercially reasonable efforts to remove such Order or Law and shall have complied in all respects and taken all actions required by Section 6.04 hereof and shall otherwise not be in material breach of this Agreement; provided, further, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of such Order or Law; or

(f) by Parent, if the Requisite Stockholder Approval has not been delivered to Parent within twenty-four (24) hours after the execution of this Agreement.

9.02 Notice of Termination. If this Agreement is terminated pursuant to Section 9.01, written notice of such termination shall be given by the terminating party to the other party (setting forth a reasonably detailed description of the basis on which such party is terminating this Agreement).

9.03 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 9.01 by Parent or the Company, this Agreement will become void and have no effect, without any liability or obligation on the part of Parent or the Company (or any other Person); provided that, notwithstanding the foregoing, (a) no such termination shall relieve any party hereto of any liability for damages to any other party hereto resulting from such party’s Willful Breach of this Agreement, and (b) the provisions of Section 6.03, Section 6.04(b), this Section 9.03 and ARTICLE X and the Non-Disclosure Agreement will survive any termination of this Agreement in accordance with Section 6.03. Parent and Merger Sub agree that damages arising from their Willful Breach of this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company and the Holders (taking into consideration relevant matters, including other combination opportunities and the time value of money). The Company may, additionally, enforce such award and accept damages for such breach.

ARTICLE X

MISCELLANEOUS

10.01 Non-Survival of Representations and Warranties.

(a) The representations and warranties contained in this Agreement or in any other agreement, certificate or other document executed in connection herewith shall terminate and not survive the Closing. The sole and exclusive remedy of Parent and Merger Sub in respect of any and all rights and claims for any breach of representation or warranty will be the right to terminate this Agreement prior to the Closing pursuant to ARTICLE IX. The covenants and agreements contained in this Agreement and to be performed at or prior to the Closing shall not survive the Closing and no party shall have any liability with respect thereto from and after the Closing. The covenants and agreements contained herein to be performed or complied with after the Closing shall survive the Closing in accordance with their respective terms.

(b) Except in the case of Fraud, Parent, and Merger Sub, for themselves and on behalf of the other Parent Related Parties, intend to and acknowledge and agree that, from and after the Closing, to the fullest extent permitted by Law, including by contractually shortening the applicable statute of limitation, any and all rights, claims and causes of action it has or may have against any Seller Related Party relating to the (i) operation of the Company and its Subsidiaries or their respective businesses or (ii) subject matter of this Agreement, the Ancillary Agreements, the Disclosure Schedules or the Transactions, in each case, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, rescission or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived. Furthermore, without limiting the generality of this Section 10.01(b), and notwithstanding anything to the contrary set forth in this Agreement, except in the case of Fraud, Parent shall not bring or maintain, and shall cause each of the Parent Related Parties not to bring or maintain, any claim or cause of action against any Seller Related Party, and no recourse shall be sought or granted against any Seller Related Party, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Company or any other Person set forth or contained in this Agreement, the Ancillary Agreements, any certificate, instrument, opinion, agreement or other document of the Company or the Securityholder Representative delivered in connection with the Transactions, the subject matter of this Agreement, the Ancillary Agreements, the Disclosure Schedules, or the Transactions, the business or the ownership, operation, management, use or control of the business of the Company or any of its Subsidiaries, any of their respective assets, or any actions or omissions at, or prior to, the Effective Time.

(c) Except in the case of Fraud, the Company and the Securityholder Representative intend to and acknowledge and agree that, from and after the Closing, to the fullest extent permitted by Law, including by contractually shortening the applicable statute of limitation, any and all rights, claims and causes of action it has or may have against any Parent Related Party by reason of the Securityholder Representative’s direct or indirect ownership of the equity interests of the Company or any of its Subsidiaries prior to the Effective Time (solely in the Securityholder Representative’s capacity as such), in each case, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, rescission or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived; provided, however, that the foregoing shall not apply to any claim or cause of action pursuant to, and to the extent permitted by and in accordance with, this Agreement or any other Ancillary Agreement, in each case brought by (i) a party thereto against another party thereto (excluding any claim or cause of action relating to the amount of the consideration directly or indirectly received by the Securityholder Representative, including state law appraisal claim or cause of action, but not excluding, for the avoidance of doubt, any claim to receive consideration due pursuant to this Agreement) or (ii) by a third party beneficiary of any provision in this Agreement (solely to the extent a third party beneficiary of such provision), pursuant to Section 10.11. Furthermore, without limiting the generality of this Section 10.01(c), and notwithstanding anything to the contrary set forth in this Agreement, except in the case of Fraud, the Securityholder Representative and the Company shall not bring or maintain, any claim or cause of action against any Parent Related Party, and no recourse shall be sought or granted against any Parent Related Party, in each case solely by virtue of, or based solely upon, the Securityholder Representative’s or a Seller Related Party’s direct or indirect ownership of the equity interests of the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that the foregoing shall not apply to any claim or cause of action (A) pursuant to, and to the extent permitted by and in accordance with, this Agreement or any other Ancillary Agreement, in each case brought by a party thereto against another party thereto (excluding any claim or cause of action relating to the amount of the consideration directly or indirectly received by the Securityholder Representative, including any state law appraisal claim or cause of action, but not excluding, for the avoidance of doubt, any claim to receive consideration due pursuant to this Agreement), (B) by a third party beneficiary of any provision in this Agreement (solely to the extent a third party beneficiary of such provision), pursuant to Section 10.11, (C) for the avoidance of doubt, arising out of or relating any Person’s employment with the Company or any of its Subsidiaries, as applicable, or (D) any Person’s rights to indemnification or insurance coverage (including with respect to such Person’s position as a director or officer of the Company or any of its Subsidiaries, as applicable) including pursuant to or in accordance with Organizational Documents, insurance policies, agreements or applicable Law, as applicable.

(d) The Company, the Securityholder Representative, Parent and Merger Sub unconditionally and irrevocably acknowledge and agree that (i) the agreements contained in this Section 10.01 are an integral part of this Agreement and the Transactions and (ii) without the agreements set forth in this Section 10.01, the other parties would not enter into this Agreement or otherwise agree to consummate the Transactions.

10.02 Press Releases and Communications. Prior to the Closing, no press release or public announcement related to this Agreement or the Transactions or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries shall be issued or made by any party hereto without prior consultation with the other party, unless required by Law (in the reasonable opinion of counsel), in which case the party seeking to issue or make such press release, announcement or communication shall use reasonable efforts to provide the other parties a reasonable opportunity to comment on such press release, announcement or communication in advance of the issuance or making thereof; provided that, following the issuance of the Announcement Press Release, the foregoing will not restrict or prohibit Castle Harlan Inc., the Company or any of its Subsidiaries from making any announcement to any employees, existing or potential investors, equityholders, members, managers, customers, suppliers and other business relations of the Company or its Subsidiaries (as applicable) to the extent Castle Harlan Inc., the Company or such Subsidiary (as applicable) reasonably determines in good faith that such announcement is necessary or advisable; provided, further, that Castle Harlan Inc. and any party hereto may, subsequent to the issuance of a press release that was approved by the parties, issue press releases without prior approval so long as the content of such subsequent press release does not expand upon such previously approved press release. Notwithstanding the foregoing, Parent and the Company shall each cooperate to prepare a press release to be issued on or promptly after the date of this Agreement (the “Announcement Press Release”) and a press release to be issued on or promptly after the Closing Date. Notwithstanding any other provision herein to the contrary, the parties hereto acknowledge and agree that each of Castle Harlan Inc., the Stockholders that are affiliated with private equity firms and their respective Affiliates shall not be restricted from making any announcement or communications related to this Agreement or the Transactions following the Closing. Notwithstanding anything contained herein to the contrary, in no event will Parent or, after the Closing, the Company have any right to use Castle Harlan Inc.’s, any Stockholder’s or their respective Affiliates’ marks or logos, or any abbreviation, variation or derivative thereof, in any press release, public announcement or other public document or public communication without the prior written consent of Castle Harlan Inc. or the applicable Stockholder or Affiliate. The parties agree that the initial press release(s) to be issued with respect to the Closing or the execution of this Agreement shall take into account the reasonable comments of the other party. Each Holder and each Affiliate of any Holder is an express third-party beneficiary of this Section 10.02.

10.03 Expenses. Except as otherwise expressly provided herein, the Company, on the one hand, and Parent and Merger Sub, on the other hand, will pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the Transactions; provided that the fees, costs and expenses payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, respectively, will be borne by Parent; provided, further, that if the Transactions are not consummated, Parent shall reimburse the Company for the Transaction Expenses that are incurred by it through the date of the termination of this Agreement.

10.04 Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing and shall be deemed to have been duly given or made: (a) when personally delivered; (b) when delivered by email transmission; or (c) one (1) Business Day after deposit with an overnight courier service, in each case to the addresses, email addresses and attention parties indicated below (or such other address, email address or attention party as the recipient party has specified by prior notice given to the sending party in accordance with this Section 10.04):

Notices to Parent and/or Merger Sub (and, after the Closing, the Surviving Corporation):

Commercial Metals Company

6565 North MacArthur Boulevard, Suite 800

Irving, Texas 75039

Attention:          Jody Absher

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:          Sarkis Jebejian, P.C.

    Rachael G. Coffey, P.C.

Email:               sarkis.jebejian@kirkland.com

    rachael.coffey@kirkland.com

Notices to the Company, prior to the Closing:

TAC Acquisition Corp.

c/o Castle Harlan Inc.

150 East 58th Street

New York, New York 10155

Attention:          Marcel Fournier

    James Reddington

Email:               mfournier@castleharlan.com

    jreddington@castleharlan.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:          Marie L. Gibson

E-mail:               marie.gibson@skadden.com

Notices to the Securityholder Representative:

Castle Harlan Inc.

150 East 58th Street

New York, New York 10155

Attention:          Marcel Fournier

    James Reddington

Email:               mfournier@castleharlan.com

    jreddington@castleharlan.com

with a copy (which will not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:          Marie L. Gibson

E-mail:               marie.gibson@skadden.com

10.05 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the Securityholder Representative and Parent and any attempted assignment without the required consents shall be null and void; provided that Parent may, without obtaining the prior written consent of any other party, transfer or assign, its rights, interests, or obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates, but no such transfer or assignment shall relieve Parent of any of its obligations hereunder.

10.06 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

10.07 Interpretation. Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, exhibit or schedule means a Section or Article of, or schedule or exhibit to this Agreement, unless another agreement is specified, (b) the word “including” (and words of similar import) means “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case, as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, and words of one gender shall be held to include all genders as the context requires, (e) references to the parties means the parties hereto, unless another agreement is specified, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if,” (h) the headings contained in this Agreement, in any exhibit or schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (i) references to “$” shall mean United States dollars, (j) the word “or” is not exclusive, (k) the words “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement including the schedules and exhibits hereto, (l) the word “any” means “any and all,” (m) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (n) no provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or omit to take any action, to the extent such action or omission would violate applicable Law, (o) if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such, (p) any actions taken, or omitted to be taken, by the Company or its Affiliates (prior to, on or after the date of this Agreement) arising out of, relating to or resulting from COVID-19 or COVID-19 Measures shall be deemed to be included in the phrase “ordinary course of business” (provided that the Company has reasonably consulted with Parent in advance of taking or omitting to take any such action, and has determined that any such action taken or omitted to be taken is reasonable and necessary or prudent to taken in connection with or response to the COVID-19 pandemic) and (q) the Company and Parent have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement.

10.08 Construction; Disclosure Schedules; Exhibits. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. All Disclosure Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Company has set forth information on the Disclosure Schedules in a section thereof that corresponds to the section of this Agreement to which it relates. Any fact, circumstance, matter or item disclosed in any section of any of the Disclosure Schedules shall be deemed to have been adequately disclosed in any other section of the applicable Disclosure Schedules if it is specifically cross referenced or reasonably apparent from such disclosure on its face that such disclosure is relevant to the representation or warranty to which such other section of the applicable Disclosure Schedules relates. The parties hereto acknowledge and agree that the disclosure of any item or matter in the Disclosure Schedules shall not be construed as an admission, acknowledgement, representation or indication that such item or other matter is “material” or has or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules, nor shall such disclosure establish a standard of materiality for any purpose whatsoever. The disclosure of any item or matter relating to any possible breach or violation of any Law or contract shall not be construed as an admission or indication to any Person that any such breach or violation exits or has actually occurred.

10.09 Amendment and Waiver. This Agreement shall not be amended or modified, in whole or in part, except by supplemental agreement or amendment signed by the Company, the Securityholder Representative and Parent. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any other provision or any subsequent breach.

10.10 Complete Agreement. This Agreement, the Ancillary Agreements, the Disclosure Schedules and the Non-Disclosure Agreement contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The parties hereto have voluntarily agreed to define their rights, liabilities and obligations respecting the sale and purchase of the Company exclusively in contract pursuant to the express terms and provisions of this Agreement; and the parties hereto expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

10.11 Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement; provided that (a) the D&O Indemnitees are intended third-party beneficiaries of Section 7.02 and this Section 10.11, (b) Skadden is an intended third-party beneficiary of Section 7.07 and this Section 10.11, (c) the Seller Related Parties are intended third-party beneficiaries of Section 10.01(b) and this Section 10.11, (d) each Holder and each Affiliate of any Holder is an intended third-party beneficiary of Section 10.02 and this Section 10.11, (e) the Non-Party Affiliates are intended third-party beneficiaries of this Section 10.11 and Section 10.21, and (f) the Holders are third-party beneficiaries of ARTICLE II and this Section 10.11 to the extent they are entitled to receive the applicable portion of the Aggregate Merger Consideration in accordance with the terms and conditions of this Agreement; provided, however, that, prior to the Closing, the Company, and following the Closing, the Securityholder Representative, shall be entitled to enforce the rights of the Holders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to such Holders) in the event of Parent’s or Merger Sub’s breach of this Agreement, which damages shall be calculated to include damages based upon any decrease in share value, lost premium or lost benefit of the bargain affecting the Company and the Holders (in each case taking into account relevant matters, including the total amount payable to the Holders under this Agreement and the time value of money).

10.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; PREVAILING PARTY.

(a) Each of the parties, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court (or, if the Delaware Chancery Court declines to accept jurisdiction, any United States District Court located in the State of Delaware or any state court of the State of Delaware) for the purpose of any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the Transactions, (ii) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Each of the parties (i) consents to service of process in any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the Transactions in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with the foregoing clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.04, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with the foregoing clause (i) or (ii) does not constitute good and valid service of process. This Section 10.12 shall not apply to any dispute that is required to be decided by the Settlement Accountant.

10.13 Waiver of Trial by Jury. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.13.

10.14 Parent Deliveries. Parent agrees and acknowledges that all documents or other items delivered or Made Available to Parent’s Representatives will be deemed to be delivered or Made Available, as the case may be, to Parent for all purposes hereunder.

10.15 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail, portable document format (.pdf) or any other electronic means (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to this Agreement or to any other agreement or instrument entered into in connection with this Agreement will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

10.16 Counterparts. This Agreement may be signed in any number of counterparts, including through use of Electronic Delivery, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.17 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without the application of any conflicts of law principles that would result in the application of the laws of any other jurisdiction.

10.18 Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action.

10.19 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that any party hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement by any other party hereto and to enforce specifically the terms and provisions of this Agreement against any other party hereto (including any order sought by the Company or the Securityholder Representative to cause Parent or Merger Sub to perform its agreements and covenants contained in this Agreement). Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.19 and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each party acknowledges and agrees that it shall not oppose the granting of any remedy referred to in this Section 10.19 when expressly available pursuant to the terms of this Agreement, and hereby waives the defense that any other party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. If any party brings any action to enforce specifically the performance of the terms and conditions hereof by any other party, the party bringing such action may unilaterally extend the Outside Date (notwithstanding the termination provisions of Section 9.01) by (x) the amount of time during which such Proceeding is pending, plus twenty (20) Business Days or (y) such longer time period established by the court presiding over such Proceeding, so long as the party bringing such action is actively seeking a court order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement.

(b) If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent to consummate the Closing pursuant to a claim for specific performance brought against Parent in accordance with Section 10.19(a) and has instead granted an award of damages for such alleged breach against Parent, Parent agrees such damages shall be calculated to include damages based upon any decrease in share value, lost premium or lost benefit of the bargain affecting the Company and the Holders (in each case taking into account relevant matters, including the total amount payable to the Holders under this Agreement and the time value of money).

10.20 Appointment of the Securityholder Representative.

(a) The Securityholder Representative is hereby irrevocably appointed as the representative, agent, proxy, and attorney-in-fact for all of the Holders for all purposes under this Agreement including the full power and authority on the Holders’ behalf: (i) to consummate the Transactions and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (ii) to negotiate and settle disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith; (iii) to receive and disburse to the Holders any funds received on behalf of the Holders under this Agreement or otherwise; (iv) to satisfy any and all obligations or liabilities incurred by the Securityholder Representative in the performance of its duties hereunder; (v) make or direct payments of funds from the Securityholder Representative Reserve Fund Amount; (vi) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Holders) and (vii) to take all other actions to be taken by or on behalf of the Holders in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Holders, by approving this Agreement (whether by vote or by execution of a Letter of Transmittal or acceptance of any consideration pursuant to this Agreement), further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Securityholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Holder. All decisions and actions by the Securityholder Representative shall be binding upon all of the Holders and no Holder shall have the right to object, dissent, protest or otherwise contest the same. The Securityholder Representative shall not have the authority to increase the liability of any Holder on a non pro rata basis. If an allocation is not otherwise provided for in this Agreement, the Securityholder Representative shall distribute funds to the Stockholders and Non-Employee Optionholders in accordance with their respective Pro Rata Share, and, with respect to Employee Optionholders, the Securityholder Representative shall distribute funds to the Surviving Corporation in accordance with the Employee Optionholders’ aggregate Pro Rata Share (for further payment to the Employee Optionholders). Parent may conclusively rely, without independent verification or investigation, upon any such decision or action of the Securityholder Representative as being the binding decision or action of every Holder, and Parent shall not be liable to any Holder or any other Persons for any actions taken or omitted from being taken by them or by Parent in accordance with or reliance upon any such decision or action of the Securityholder Representative. The Securityholder Representative shall have no duties or obligations to the Holders hereunder, except as expressly set forth in this Agreement.

(b) By the approval of this Agreement, each Holder hereby severally, for itself only and not jointly, and up to its pro rata portion of Fully-Diluted Capital Stock, agrees to indemnify and hold harmless the Securityholder Representative and its partners, managers, officers, agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Securityholder Representative or such other Person is made a party by reason of the fact that it is or was acting as the Securityholder Representative pursuant to the terms of this Agreement, other than as a result of the Securityholder Representative’s bad faith or willful misconduct.

(c) Neither the Securityholder Representative nor any of its members, managers, officers, agents or other representatives shall incur any liability to any Holder by virtue of the failure or refusal of such Persons for any reason to consummate the Transactions or relating to the performance of their duties hereunder, except for actions or omissions constituting bad faith or willful misconduct. The Securityholder Representative and its members, managers, officers, agents and other representatives shall have no liability in respect of any Proceeding brought against such Persons by any Holder, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, unless such Persons took or omitted taking any action in bad faith or as result of willful misconduct.

(d) The Securityholder Representative shall have the right, in its sole discretion, to recover from any amounts withheld by or for the benefit of the Securityholder Representative (including the Securityholder Representative Reserve Fund Amount), its reasonable and documented out-of-pocket expenses incurred in the performance of its duties hereunder (the “Charges”). In the event such amounts are insufficient to satisfy the Charges, each Holder will be obligated to pay any remaining unpaid amounts to the Securityholder Representative on a several, and not joint, basis, up to each such Holder’s Pro Rata Share.

(e) In furtherance of, and without limiting any rights of the Securityholder Representative set forth in, Section 10.20(a)(iv), Section 10.20(a)(v), Section 10.20(b) and Section 10.20(d) the Holders hereby authorize the withholding of the Securityholder Representative Reserve Fund Amount in connection with the allocation and distribution of the Estimated Merger Consideration in accordance with ARTICLE II to satisfy potential future obligations of the Holders and expenses incurred by the Securityholder Representative in connection with performing its obligations under this Agreement and the Escrow Agreement.

(f) Following the Closing Date, the holders of at least a majority of the outstanding Common Stock and Preferred Stock, voting together as a single class, immediately prior to the Effective Time entitled to vote (the “Majority-In-Interest”) may, by written consent, appoint a new representative as the Securityholder Representative. Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of the Majority-In-Interest, must be delivered to Parent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

(g) In the event that the Securityholder Representative becomes unable or unwilling to continue in its capacity as Securityholder Representative, or if the Securityholder Representative resigns as the Securityholder Representative, the Majority-In-Interest may by written consent appoint a new representative as the Securityholder Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of the Majority-In-Interest must be delivered to Parent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent.

10.21 Non-Recourse; Release. All Proceedings, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort, in law or in equity, or otherwise) that may be based upon, arise out of or relate to this Agreement, the agreements contemplated hereby or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as parties hereto. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney, financing source or representative of any party hereto (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or otherwise or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations, representations, warranties or liabilities arising under, in connection with or related to this Agreement or the Transactions or for any claim based on, in respect of, or by reason of this Agreement or the negotiation, execution or performance of this Agreement and each party hereto irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Notwithstanding anything in this Section 10.21 to the contrary, nothing in this Section 10.21 shall limit or restrict any rights of any Person to maintain or recover any amounts in connection with any Proceeding based on Fraud. Non-Party Affiliates are expressly intended as third-party beneficiaries of this Section 10.21.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

The Company: TAC ACQUISITION CORP.

By:	/s/ Marcel Fournier
Name: Marcel Fournier
Title: Chief Executive Officer

Parent:

COMMERCIAL METALS COMPANY

By:	/s/ Barbara R. Smith
Name: Barbara R. Smith
Title: President & Chief Executive Officer

Merger Sub:

TAHOE MERGER SUB INC.

By:	/s/ Paul Lawrence
Name: Paul Lawrence
Title: Treasurer

Securityholder Representative:

CASTLE HARLAN INC. solely in its capacity as the Securityholder Representative

By:	/s/ Marcel Fournier
Name: Marcel Fournier
Title: Senior Managing Director

[Signature page to Agreement and Plan of Merger]